UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Amendment No. 3 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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WILSON HOLDINGS, INC.

(Name of small business issuer in its charter)

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Nevada (State or other jurisdiction of Incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	76-0547762 (I.R.S. Employer Identification No.)
2700 Via Fortuna, Suite 400 Austin, TX 78746 (512) 732-0932
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Clark N. Wilson President and Chief Executive Officer Wilson Holdings, Inc.

2700 Via Fortuna, Suite 400 Austin, TX 78746

(512) 732-0932

(Name, Address and Telephone Number of Agent for Service)

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Copies to:

Carmelo M. Gordian

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

Fax: (512) 320-9292

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value	7,312,500	$2.90	$21,206,250	$2,269.07 (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based on the average of the bid and asked price of the common stock as reported by the OTC Bulletin Board on January 31, 2006.

(2) $2,210.89 has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information in this prospectus is not complete and is subject to change. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2006

PROSPECTUS

WILSON HOLDINGS, INC.

7,312,500 SHARES

COMMON STOCK

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 7,312,500 shares of our common stock. The selling stockholders are offering all of the shares to be sold pursuant to this prospectus, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices in transactions that may or may not involve the Over-the-Counter Bulletin Board. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. We will incur expenses in connection with the registration of the common stock, but we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is not listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB” On June 28, 2006, the last reported sale price for our common stock was $3.40.

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The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on Page 7 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is ______, 2006.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
The Offering	5
Selected Consolidated Financial Information	6
Risk Factors	7
Use of Proceeds	14
Determination of Offering Price	14
Price and Related Information Concerning Registered Shares	14
Management's Discussion and Analysis or Plan of Operations	16
Business	23
Management	28
Principal Stockholders	33
Selling Stockholders	34
Certain Relationships and Related Transactions	36
Description of Subordinated Convertible Notes	38
Description of Capital Stock	38
Plan of Distribution	41
Legal Matters	42
Experts	42
Where You Can Find More Information	42
Financial Statements	F-1

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions "Risk Factors" and "Management's Discussion and Analysis or Plan of Operations -Overview," and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the SEC. Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY

This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes before you make an investment decision. Whenever we refer in this prospectus to "Wilson Holdings," "the Company," "we," "us," or "our," we mean Wilson Holdings, Inc., a Nevada corporation, and, unless the context indicates otherwise, its predecessors and subsidiaries, including its wholly-owned subsidiary, Wilson Family Communities, Inc., a Delaware corporation.

Overview

We make strategic land acquisitions, develop residential communities and provide limited services to local home builders. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing and developing approximately $40 million to $50 million in real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA. We intend to primarily utilize conventional real estate loans to secure and develop our real estate holdings.

We believe that two trends distinguish the land acquisition, development and homebuilding industries in Central Texas today: rapid population growth and the rising influence of national homebuilding companies. The increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Due to this rapid population growth, we expect there will continue to be a high demand for housing in the nearby metropolitan areas.

We believe that growth of national homebuilders and nationwide consolidation within the homebuilding industry has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that such companies can benefit from: better knowledge of local product demand; superior understanding of the entitlement process; long term relationships with local regulatory authorities, land owners, designers and contractors; and faster and less cumbersome decision making processes. It is our plan to utilize these advantages to move more quickly and address the needs of underserved segments in our markets.

Our business is focused on three types of activities:

•	strategic land acquisition;
•	land development and related services, and
•	services to homebuilders.

The core of our business plan is to secure land strategically based on our understanding of population growth patterns and infrastructure development. This portion of the business will require the majority of our financial resources. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to design and develop residential communities and to deliver a supply of lots to homebuilders which is required to meet end user demand for housing units in our market.

We expect to use our available assets, (primarily cash from issuances of equity and subordinated notes, plus cash from operations) as follows: 75% towards land acquisition, of which 90% is expected to be undeveloped land; 15% towards equity investments required for development; and 10% towards other corporate uses including services provided to homebuilders. We are not limited by the amount we can invest in any particular stage of development of the land.

Revenues will be generated through development of residential communities and sales of land, sections of developed lots and entitled developed lots, primarily to national and regional homebuilders.

Additional revenues will be generated through sales of small parcels (5-15 lots per parcel) of developed lots and delivery of services to local homebuilders. Services delivered to homebuilders include contract bidding, marketing, financing, sales, accounting, payment services, training and management. We will be paid for the related lots and services when the builder sells the completed homes. In this circumstance, we will only recognize revenues after the developed homes are sold. We have existing agreements to provide our services to two homebuilders, who have commenced construction of residential housing units on their own properties or properties we own or have optioned. One of these homebuilders has completed building on its inventory of lots and does not intend to initiate new projects. We are evaluating whether to continue providing such services to homebuilders in the future.

To date, our revenues have been from sales of undeveloped parcels of land plus revenue from a sale by a homebuilder customer, whose revenues have been consolidated into our results. We expect that sales of large parcels of land and sections of developed lots will be sporadic and cause revenues and gross margins to fluctuate, while the sale of parcels of developed lots will be less volatile.

Based upon information from Residential Strategies, Inc., consolidation within the homebuilding industry has resulted in an Austin new home market dominated by national homebuilders, with the top eight firms, all national homebuilders, producing nearly 60% of the new home starts in 2005. We believe this trend has created opportunities within these local markets for companies with local expertise in land acquisition, entitlement, development and homebuilding experience to develop desirable residential communities, supply finished lots to the national homebuilders and to help smaller local homebuilders fill niches within the subdivisions.

Our long-term plan is to further expand our business by entering markets outside the Austin and San Antonio MSA’s within the next two to three years. We believe that our expertise plus our land acquisition and strategic marketing processes will allow us to develop desirable residential communities and become a preferred supplier of finished lots to national homebuilders, which will accelerate absorption of our communities and contribute to the growth of the company.

Wilson Holdings recently acquired Wilson Family Communities, Inc., or WFC, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of any new business enterprise. We require and will continue to require substantial capital to pursue our operating strategy. We operate in the highly competitive real estate business and many of our competitors have significantly greater financial and other resources than we do. We are vulnerable to concentration risks because our initial operations will be limited to the Central Texas area, making us more vulnerable to local economic downturns and adverse project-specific risks than larger, more diversified companies. Furthermore, we are subject to an intensive regulatory approval process, including governmental and environmental regulation.

There is currently a limited market for the Common Stock. Any trading market that develops in the Common Stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Corporate Information

Wilson Holdings is a holding company and was formerly known as Cole Computer Corporation. In connection with its acquisition of Wilson Family Communities, Inc., or WFC, in October 2005, Cole Computer Corporation changed its name to Wilson Holdings, Inc. Wilson Holdings is the sole stockholder of Wilson Family Communities, which is our sole operating company. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WSHD”. Our business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership. In May 2005, Athena merged into WFC. Our principal executive offices are located at 2700 Via Fortuna, Suite 400, Austin, Texas 78746 and the telephone number of our offices is (512) 732-0932. Our website is www.wilsonfamilycommunities.com.

THE OFFERING

Common stock offered by the selling stockholders	7,312,500 shares

Common stock outstanding as of June 28, 2006	17,706,625 shares

Use of proceeds	All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Trading symbol	WSHD

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and accompanying footnotes. Accordingly, the selected consolidated historical financial data is that of WFC. The selected consolidated statements of operations data for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004, and the selected consolidated balance sheet data as of March 31, 2006, December 31, 2005 and 2004 have been derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Information” and our audited and unaudited consolidated financial statements and accompanying notes included elsewhere in this document.

Summary of Financial Information

Statements of Operations Data:	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004
Revenues	$1,033,000	-	$255,000	-
Cost of revenues	659,086	-	114,587	-
Gross profit	373,914	-	140,413	-
Operating expenses	1,119,308	503	1,424,513	48,296
Operating loss	(745,394)	(503)	(1,284,100)	(48,296)
Net loss	(1,507,910)	(904)	(1,714,443)	(59,063)
Basic and diluted net loss per share	$(0.09)		$(0.22)

Balance Sheet Data:	As of March 31,	As of December 31,
	2006	2005	2004
Cash and cash equivalents	$7,552,916	$10,019,817	8,943
Inventory	18,152,132	12,955,017	375,354
Total current assets	25,739,351	23,022,889	384,297
Debt issuance costs	1,414,682	1,420,669	-
Total assets	27,363,363	24,514,433	384,297
Current liabilities	11,758,007	7,861,744	31,854
Total long term liabilities	10,975,961	10,597,200	279,800
Total liabilities	22,733,968	18,458,944	311,654
Partners’ and stockholders’ equity	$4,629,395	$6,055,489	72,643

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment. These risk factors are dated as of the date of this prospectus. You should also read the risk factors we include in our reports we file with the Securities and Exchange Commission after the date hereof. Please see “Where You Can Find More Information” beginning on page 36 of this prospectus for information on these reports.

Our current operating business has a limited operating history and revenues.

Wilson Holdings recently acquired Wilson Family Communities, or WFC, which has a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of any new business enterprise. The business of WFC was conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P. to engage in land acquisition, development and homebuilder services. Athena has not generated significant revenues, and, to date, Wilson Holdings has only generated approximately $1.3 million in revenues and net losses of approximately $3.2 million.

There can be no assurance that we will be able to successfully acquire, develop and/or market land, or develop and market our homebuilder services, generate revenues, or operate profitably.  We are currently evaluating whether to continue providing services to homebuilders. Any investment in Wilson Holdings should be considered a high-risk investment because the investor will be placing funds at risk in a company with unknown costs, expenses, competition, and other problems to which new ventures are often subject. Investors should not invest in Wilson Holdings unless they can afford to lose their entire investment.

We require substantial capital to pursue our operating strategy and will need additional capital resources.

We had approximately $7.6 million in cash and cash equivalents as of March 31, 2006 and we plan to commit substantial cash to purchase land and guarantee certain payments regarding the development of land we may acquire. At March 31, 2006 our short term liabilities exceeded our cash by approximately $4.2 million. We had  $6.2 million of notes payable due June 30, 2006 that we refinanced on June 15, 2006.  The terms of the new loan include a $6.2 million principal balance, an interest rate of the prime rate (as published by J.P. Morgan Chase Co., New York, New York) plus 0.75%, per annum, with a floor of 7.0%, a term not to exceed 24 months, and required principal reductions of $800 thousand per quarter beginning 12 months from the closing date.   Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement. Our articles of incorporation contain no limits on the amount of indebtedness we may incur.

We have a $2 million line of credit to be used for interim construction financing. Draws are for specific projects and collateralized with the underlying land and constructed assets and each draw must be repaid within one year. As of March 31, 2006, we had approximately $847 thousand drawn against the line of credit and will be required to repay $847 thousand in April 2007. We plan to use this line of credit as conditions and circumstances warrant. In March 2006, the Company secured, from a different lending institution, an approximately $3.0 million development loan agreement, maturing on March 30, 2007, at prime plus 0.50% with a minimum floor of 7.00%, and interest payable monthly. The loan limit will be the lesser of the $3.0 million or 70% of the market value reflected on the approved appraisal. The loan is secured by the underlying real estate, which is a parcel of 32.6 acres being developed into single-family home lots in Williamson County, Texas. Each of the lots will be released upon payment to the bank of either 125% of the loan basis or 90% of the net sales proceeds for each lot to be released. The Company must make cumulative principal reductions in the aggregate amount of approximately $440 thousand every three calendar months beginning at the end of the first calendar month in which the completion date occurs and the Company cannot modify or amend its organizational documents without the prior written consent of the lenders. At March 31, 2006, the Company had drawn approximately $1.3 million against the line of credit. If the completion date is delayed, we would be required to make payments on the credit line without the benefit of lot sales which would deplete our cash.

We are seeking additional credit lines to finance land purchases and development costs.

We closed on two major land development projects that used $1.46 million in cash to exercise land purchase options, acquire entitled acreage and to purchase finished lots to be used for model homes. In order to retain all of our development rights under existing land purchase contracts and option agreements, we will be required to pay approximately $15 million for land purchases, installments and option fees through the end of 2006. This includes the development of land including the installation of water, sewage, streets and common areas. We intend to continue our growth plan and expect to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide ample supplies for our homebuilder customers. We intend to use debt and may utilize joint venture financing as well as cash generated from lot and land sales to finance these activities.

Should our financing efforts be insufficient to execute our business plan, we may be required to seek additional sources of capital, partner with an established operating company interested in our emerging business or enter into joint venture arrangements for the development of certain of our properties, as a means to raise needed capital. If we were required to resort to such a partnership, however, we would most likely be required to cede some control over our activities and to negotiate our business plan with our business partner.

We are vulnerable to concentration risks because our initial operations will be limited to the Central Texas area.

Initially, our real estate activities will be almost entirely conducted in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration and limited number of projects makes our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of the central Texas economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in the Austin MSA is heavily influenced by conditions in the technology industry. In a weak technology market, we may experience reduced sales, primarily affecting “high-end” properties, which can significantly affect our financial condition and results of operations. The San Antonio MSA economy is dependent on the service industry (including tourism), government/military and businesses specializing in international trade. To the extent there is a significant reduction in tourism to San Antonio we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism-related jobs. Due to its dependence on the military, any change to the currently proposed military base reduction plans could harm San Antonio as it currently expects to see a net gain of approximately 4,000 new jobs due to base closures in other areas.

Our operations are subject to an intensive regulatory approval process, including governmental and environmental regulation, which can result in an increase to our costs.

Before we can develop a property, we must obtain a variety of approvals from local, state and federal governmental agencies with respect to such matters as zoning, density, parking, subdivision, site planning and environmental issues. Certain of these approvals are discretionary by nature. Because certain government agencies and special interest groups have in the past expressed concerns about development plans in or near the Central Texas region, our ability to develop these properties and realize future income from them could be delayed, reduced, made more expensive or prevented altogether.

Real estate development is subject to state and federal regulations and to possible interruption or termination because of environmental considerations, including, without limitation, air and water quality and protection of endangered species and their habitats. We are making and will continue to make expenditures with respect to our real estate development for the protection of the environment. Emphasis on environmental matters may result in additional costs in the future.

We may be subject to risks as a result of our entry into joint ventures.

To the extent that we undertake joint ventures to develop properties or conduct our business, we may be liable for all obligations incurred by the joint venture, even though such obligations may not have been incurred by us, and our share of the potential profits from such joint venture may not be commensurate with our liability. Furthermore, we may be affected by our co-venturer's financial condition.

WFC’s operations are subject to weather-related risks.

WFC’s performance may be adversely affected by weather conditions that damage property. Additionally, weather conditions can delay development and construction projects by weeks or months which could delay and decrease our anticipated revenues. To the extent we encounter significant weather related delays, our business would suffer.

We are subject to risks related to environmental damages.

We may be required to undertake expensive and time-consuming clean-up or remediation efforts in the event that we encounter environmental hazards on the lots we own, even if we were not originally responsible for or aware of such hazards. In the event we are required to undertake any such remediation activities, our business could suffer.

We are at risk of loss for loans or advances to our customers.

To the extent we offer surety or financing to our homebuilder customers, we could suffer losses if the funds advanced are not used for their intended purposes and we are forced to exercise legal remedies or incur expenses to recoup our collateral. Although we monitor closely the activities for which the money is intended, it is possible for the funds to be wasted or misappropriated. We do not believe we are required to obtain any license to provide these loans or advances, nor are we limited by our charter on the amount of surety or financing we can offer, but regulatory changes could require that we do so in the future.

Our chief executive officer is subject to a non-compete agreement that limits the activities in which we may engage.

Clark Wilson, our chief executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of the covenant not-to-compete is five years for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. It is our opinion that our current activities do not violate the terms of the covenant because we do not currently and we do not intend to engage in homebuilding activities until after the covenant terminates in June 2007.

We are a relatively small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.

We are a small company with a finance and accounting organization that we believe is the appropriate size to support our current operations; however, with the new demands of being a public reporting company we may determine that our finance and accounting group is undersized. As a public company, we are subject to the reporting requirements of the Securities and Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. The requirements of these laws and the rules and regulations promulgated thereunder have substantially increased our accounting, legal and financial compliance costs, and have made and will continue to make some activities more difficult, time-consuming or costly and may place significant strain on our personnel, systems and resources.

The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

These rules and regulations have also made it more difficult and more expensive for us to maintain director and officer liability insurance, and in the future we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

We depend on our key personnel to manage our business effectively.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial and sales and marketing personnel. In particular, due to the relatively early stage of our business, we believe that our future success is highly dependent on Clark N. Wilson, the chief executive officer of Wilson Holdings and founder of WFC, to provide the necessary leadership to execute our growth plans. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly sales personnel, could delay the development and introduction of our sales and marketing activities, and negatively impact our profitability.

Wilson Holdings is a holding company, and the obligations of Wilson Holdings are subordinate to those of our operating subsidiary.

Wilson Holdings is a holding company with no material assets other than its equity interest in its wholly-owned subsidiary, WFC. WFC conducts substantially all of our operations and directly owns substantially all of our assets. In the event of a liquidation, creditors of WFC would be repaid prior to any distribution to the stockholders of Wilson Holdings. After the repayment of all obligations incurred by WFC and the repayment of all obligations of Wilson Holdings, any remaining assets would then be distributed to Wilson Holdings as the holder of all shares of common stock of WFC and subsequently would be distributed among the holders of the Common Stock. The holding company structure places any obligations of Wilson Holdings subordinate to those of our operating subsidiary, WFC.

Our largest stockholder, who is also our President and Chief Executive Officer, will continue to control Wilson Holdings.

Clark N. Wilson, our President and Chief Executive Officer, owns or controls approximately 70% of the issued and outstanding shares of Common Stock of Wilson Holdings. Mr. Wilson has the voting power to direct the election of the members of Wilson Holdings’ board of directors and, thereby, to control substantially all corporate actions and decisions for an indefinite period.

We have borrowed money at floating interest rates and if interest rates were to significantly increase, our financial results could suffer.

We have borrowed approximately $6.2 million, maturing June 2008, at an interest rate of prime plus 0.75% and approximately $847 thousand, maturing April 28, 2007, that is adjusted in relation to the prime rate. If the prime rate were to significantly increase, we would have to pay additional amounts in interest under these notes and line of credit and our financial results could suffer.

We issued $10 million in convertible notes and if these notes are converted into shares of common stock our stockholders would suffer substantial dilution.

In December 2005 we issued convertible promissory notes which may be converted, at the election of the holders of the notes, into shares of our common stock at a conversion price of $2.00 per share. While these note holders have not indicated to us that they plan to convert these notes into shares of our common stock, in the event they elect to do so we would have up to 5,000,000 additional shares of our common stock issued and outstanding, which would be dilutive to our existing stockholders. The convertible debt is convertible into shares of our common stock at the option of the holder. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity securities or equity-linked securities with a conversion price, exercise price or share price of less than $2.00 per share. The anti-dilution provisions state that the conversion price cannot be lower than $1.00 per share.

In the twenty one trading days prior to and including the closing of the transaction in which we issued the convertible promissory notes, our stock price fluctuated between a low of $4.00 and a high of $5.00. During this time, according to Nasdaq.com web site, approximately 2,644 shares of our common stock were traded. No shares were traded on fourteen of the twenty one trading days. In the twenty trading days prior to the date hereof, our stock price fluctuated between $3.00 and $5.00. During this time approximately 70,921 shares were traded, and no shares were traded on ten of the twenty trading days.

There is currently a limited market for the Common Stock. We have limited trading volume which causes significant stock price fluctuation. Any trading market that develops in the Common Stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

We recently completed a reverse merger to acquire the operations of WFC. Although our common stock is currently quoted on the OTC Bulletin Board, there is currently only a limited market for the Common Stock and there can be no assurance that an improved market will ever develop. Any trading market that does develop may be volatile, and significant competition to sell the Common Stock in any such trading market may exist, which could negatively affect the price of the Common Stock issuable upon conversion of the Notes. We have a minimal number of shares that are freely tradable and therefore our stock price fluctuates significantly based on trades of very small volume. As a result, the value of the Common Stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and the Common Stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. Investors are cautioned not to rely on the possibility that an active trading market may develop or on the prices at which our stock may trade in any market that does develop in making an investment decision.

We are vulnerable to concentration risks because we intend to focus on the residential rather than commercial market.

We intend to focus on residential rather than commercial properties. Economic shifts affect residential and commercial property markets, and thus our business, in different ways. A developer with diversified projects in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. Our exclusive focus on the residential sector can make us more vulnerable than a diversified developer.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

If we are unable to generate sufficient cash from operations or secure additional borrowings, we may find it necessary to curtail our development activities.

We need at least $15 million in additional capital resources to fund our acquisition and development expenditures through 2006. Our performance continues to be substantially dependent on future cash flows from real estate financing and sales and there can be no assurance that we will generate sufficient cash flow or otherwise obtain sufficient funds to meet the expected development plans for our current and future properties. If we are unsuccessful in obtaining adequate loans and cash flows, we could be forced to abandon some of our development activities including development of sub-divisions, entitling of land for development, forfeit option fees and deposits, default on loans, violate covenants with our current lenders and convertible note holders putting us in default, possibly be forced to liquidate our holdings at unfavorable prices, face severe legal ramifications and reduce future earnings potential.

Our results of operations and financial condition are greatly affected by the performance of the real estate industry.

Our real estate activities are subject to numerous factors beyond our control, including local real estate market conditions, substantial existing and potential competition, general national, regional and local economic conditions, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by these economic circumstances, market fundamentals, competition and demographic conditions. Because of the effect these factors have on real estate values, it is difficult to predict with certainty the level of future sales or sales prices that will be realized for individual assets.

Our real estate operations are also dependent upon the availability and cost of mortgage financing for potential customers, to the extent they finance their purchases, and for buyers of the potential customers’ existing residences.

We have anti-takeover provisions that could discourage, delay or prevent our acquisition.

Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. Our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction. In the future, we may elect to amend our charter to provide for authorized but unissued shares of preferred stock that would be issuable at the discretion of the board of directors. We can amend and restate our charter by action of the board of directors and the written consent of a majority of stockholders. Clark Wilson, our President and Chief Executive Officer, owns a majority of our outstanding stock and sits on the board of directors.

We may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less that one-third of the outstanding voting power. Wilson Holdings may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Our President and Chief Executive Officer also owns a majority of all issued and outstanding shares of our common stock. All of these factors may decrease the likelihood that we would be acquired, which may depress the market price of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Our common stock is traded on the National Association of Securities Dealers Inc. Over the Counter Bulletin Board under the symbol “WSHD.OB.”

The following table represents the range of the high and low bid prices of the Company's stock as reported by the OTC Bulletin Board Historical Data Service. These quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. The Company cannot ensure that an active public market will develop in its common stock or that a shareholder may be able to liquidate his investment without considerable delay, if at all. The market prices reported prior to October 11, 2005 were prices reported for Cole Computer Corporation, our predecessor entity that was a shell corporation with no material assets or liabilities. The share price reported take into account our 350-to-1 reverse stock split on shares of our common stock which was effective on September 22, 2005.

2006	High	Low
First Quarter	$7.50	$2.90
Second Quarter	$5.25	$3.00
2005	High	Low
First Quarter	$10.49	$3.85
Second Quarter	$13.46	$3.85
Third Quarter	$13.99	$3.85
Fourth Quarter	$13.00	$4.00
2004	High	Low
First Quarter	$7.00	$3.50
Second Quarter	$7.00	$7.00
Third Quarter	$17.50	$14.00
Fourth Quarter	$21.00	$14.00
2003	High	Low
First Quarter	$52.50	$21.00
Second Quarter	$45.50	$21.00
Third Quarter	$45.50	$14.00
Fourth Quarter	$21.00	$10.00

Our shares are subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is; registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the definition on the basis of price at least $5.00 per share or the issuer's net tangible assets. The Company's shares are deemed to be penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for the transaction involving a penny stock, other rules apply. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

As of June 28, 2006, there were approximately 353 record holders of our common stock. No shares of preferred stock are issued or outstanding.

Dividends

We have never paid or declared any cash dividends on our common stock, and we have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the board of directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements (if any) as well as overall business conditions and other factors deemed relevant by the board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this registration statement.

These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate,” or the negative of such terms and similar expressions as they relate to us or our management are intended to identify forward-looking statements.

Historical results and percentage relationships among any amounts in the financial statements are not necessarily indicative of trends in operating results for any future periods.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Information” and our financial statements and accompanying notes included elsewhere in this document.

Selected Financial Information

Statements of Operations Data:	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004
Revenues	$1,033,000	-	$255,000	-
Cost of revenues	659,086	-	114,587	-
Gross profit	373,914	-	140,413	-
Operating expenses	1,119,308	503	1,424,513	48,296
Operating loss	(745,394)	(503)	(1,284,100)	(48,296)
Net loss	(1,507,910)	(904)	(1,714,443)	(59,063)
Basic and diluted net loss per share	$(0.09)		$(0.22)

Balance Sheet Data:	As of March 31,	As of December 31,
	2006	2005	2004
Cash and cash equivalents	$7,552,916	$10,019,817	8,943
Inventory	18,152,132	12,955,017	375,354
Total current assets	25,739,351	23,022,889	384,297
Debt issuance costs	1,414,682	1,420,669	-
Total assets	27,363,363	24,514,433	384,297
Current liabilities	11,758,007	7,861,744	31,854
Total long term liabilities	10,975,961	10,597,200	279,800
Total liabilities	22,733,968	18,458,944	311,654
Partners’ and stockholders’ equity	$4,629,395	$6,055,489	72,643

Results of Operations

Overview

Wilson Holdings merged with Wilson Family Communities (WFC) in October 2005. WFC was formed early in 2005 with the intention of focusing on acquiring residential land in the Central Texas region. In May 2005, WFC merged with a limited partnership that had engaged in various land acquisition and development services.

We believe that as the Central Texas economy expands, our strategic land purchases, land development activities and partnering model with local builders will enable us to capitalize on the new growth centers we expect will be created.

The core of our business plan is to secure land strategically, before market demand drives up prices, based on our understanding of population growth patterns and infrastructure development. This portion of the business will require the majority of our financial resources. In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for homebuilding and sell raw and developed land. We also intend to deliver residential lots and financial support to local builders who have strong technical skills but who may lack the personnel and financial resources to compete effectively against national companies. We will earn revenue from the sale of real estate and residential lots to builders, as well as on services provided to certain builders. The payment we receive will be determined by the gross selling price of the builders finished home as well as the specific services we provide to individual builders. We currently have signed agreements to provide these services to the homebuilder customer. We expect future revenues from only one such homebuilder, however, as we believe that the other customer does not intend to initiate any new projects. We are evaluating whether to continue providing such services to homebuilders in the future.

Land Sales and Development

Wilson Holdings began generating revenues in the quarter ended September 30, 2005 when we sold two acreage properties totaling $255 thousand, earning gross profit of approximately $140 thousand. During the three months ended March 31, 2006, our revenues totaled approximately $1 million. Sales consisted of undeveloped acreage lots of approximately $616 thousand with gross profits of approximately $289 thousand, plus consolidated single-family home sales of approximately $417 thousand with gross profits of approximately $85 thousand for combined gross profits of approximately $374 thousand, or 36% of revenues. These properties were part of seven undeveloped acreage lots we acquired as part of a 752 acre land acquisition in June 2005 for approximately $9.3 million. While we expect to sell primarily developed single-family lots, we will from time to time sell raw or developed land tracts for acreage lots or other purposes. The gross profits derived from the sale of these lots during the three months ended March 31, 2006, is not indicative of future gross margins or sales trends. Frequently, home builders and land developers form joint ventures to secure future land positions. It is also common practice to sell land and finished lots in large developments to several homebuilders. We expect to engage in future joint ventures and anticipate that we will have several homebuilder customers as an integrated part of our strategy to reduce risk and speed the return of our investment capital. We intend to participate in similar activities in the future to ensure an adequate number of lots and to have adequate available cash.  We expect developed lots to be our most consistent type of real estate sale.  From time to time, we also expect to sell tracts of raw land, unfinished lot positions, and raw-land purchase options. Sales of real estate, other than developed lots, may occur sporadically and may cause our revenues and gross margins to fluctuate. The revenue from the Variable Interest Entities, or VIE’s, is for the sale of a single-family home and no assumptions should be made regarding future revenues or profit margins based on the period presented.  We have existing agreements to provide our services to two homebuilders, who have commenced construction of residential housing units on their own properties or properties we own or have optioned. One of these homebuilders has completed building on its inventory of lots and does not intend to initiate new projects.  We are evaluating whether to continue providing such services to homebuilders in the future. We anticipate that by the end of our second fiscal quarter model homes will be finished in these developments which will help our remaining contracted homebuilder generate consumer orders for homes. If we decide to continue to offer homebuilder services, we expect to increase revenues from lot and land sales and expect our customers (VIE’s) to increase their home sales in the coming months, which will be consolidated into our results. The services we were providing to two homebuilders generated an insignificant amount of service fees ($ 36 thousand) at March 31, 2006, which were eliminated in the consolidation of our operating results.

Operating Expenses

Corporate general and administrative costs prior to May 2005 represent the minimal amount of expenses incurred by a limited partnership and are not comparable with current year amounts.

Since merging with Athena in May 2005 and through December 31, 2005, we have developed our business strategy, acquired a 752 acre land tract, and a 31 acre tract, completed a business plan, solicited working capital, negotiated a merger with a public company and issued $10 million of convertible debt. Because of our merger with Cole which had no significant operations at the time of the merger, and Wilson Holdings acquisition of WFC which had only a few transactions prior to May 2005 (the real estate activities of Athena), we have engaged in activities to transition the Company from one of a small limited partnership into one capable of growing into a sizeable public company, including hiring of staff, setting up offices and raising of capital. We had 9 persons on our general and administrative staff at December 31, 2005 versus only 3 at June 30, 2005. The majority of the expenses were for salaries and related employee expenses of $386 thousand, legal fees of $203 thousand, consulting fees relating to the preparation of plans and designs of $283 thousand, accounting and auditing fees of $89 thousand and office rent, software, equipment and general expenses of $156 thousand. Legal and accounting expenses related primarily to the mergers of WFC with Athena, and Wilson Holdings with WFC. 64% of the general and administrative expenses were incurred in the fourth quarter.

General and administrative expenses are composed primarily of salaries and related employee benefits and taxes, accounting and legal, and general office expenses and insurance. During the three-month period ended March 31, 2006, salaries, benefits and taxes totaled approximately $435 thousand, approximately 44% of general and administrative costs. Legal, accounting, audit and transactions costs amortization, which includes the expenses of filing our shelf registration and other SEC filings, totaled approximately $182 thousand, or approximately 19% of general and administrative expenses. Expenses included from the consolidation of our VIE’s was approximately 5% of total general and administrative expenses. We expect total general and administrative to remain at approximately the same level for the following two quarters and increase in the fiscal fourth quarter.

Sales and marketing expenses increased from May 2005 to December 31, 2005 as we hired two sales and marketing employees, established an interactive website with pictures and artwork (www.wilsonfamilycommunities.com), and developed plans and products designed to assist our homebuilders increase sales.  Salaries and related expenses were $129 thousand and expenses for website, signage, advertising and marketing consulting were $73 thousand. Combined they accounted for 90% of marketing expenses. As part of our land acquisition strategy, we intend to continue research in potential growth areas and develop products and strategies that will provide our customers with a competitive advantage. For the three months ended March 31, 2006, sales and marketing expenses include salaries and related taxes and benefits, marketing activities including website, brochures and catalogs, signage, billboards and market research. Sales and marketing salaries and related expenses were approximately $59 thousand, or approximately 46% of total marketing costs. Approximately 10% of the sales and marketing expenses were a result of the consolidation of the VIE’s.

For the three months ended March 31, 2006, interest expense of approximately $514 thousand relates directly to properties purchased and the related notes payable, convertible debt interest costs, and approximately $179 thousand for the amortization of the convertible debt discount.

Interest expense relates directly to properties purchased and convertible debt transaction costs. Interest for the year ended December 31, 2004 related to approximately 15 acres of land purchased in late 2004 and held as inventory. In late June 2005, we purchased a 752 acre land tract for approximately $9.3 million, and issued a note payable of approximately $6.7 million. In September 2005, we secured a $2 million line of credit in which we had drawn approximately $253 thousand as of December 31, 2005, and is due in September 2006. In October 2005 the company issued $5 million of bridge notes, which were repaid with interest in December 2005 concurrent with the issuing of $10 million of 5%, 7 year convertible debt. In November 2005 we issued another note payable for approximately $425 thousand. These borrowings resulted in interest expense of $358,000 for the year ended December 31, 2005.

We intend to finance a major portion of land purchases and expect interest expense to increase with borrowings in future periods. We also anticipate interest rates to increase, which will increase interest expense.

We experienced a loss on the fair value of derivatives during the three months ended March 31, 2006 of approximately $345 thousand, which is the increase in the fair value of the derivative liabilities related to the convertible notes and contingent warrants. This increase was primarily the result of the increase in value of our common stock.

We intend to finance a major portion of land purchases and expect interest expense to increase with borrowings in future periods. We also anticipate interest rates to increase, which would further increase total interest expense.

Interest income of approximately $97 thousand for the three months ended March 31, 2006 and $100 thousand for the year ended December 31, 2005, respectively, was interest earned on the Company’s cash and cash equivalents.

On June 28, 2006, we had 11 employees and 3 full-time consultants.

Financial Condition and Capital Resources

Liquidity

We had approximately $7.6 million in cash and cash equivalents as of March 31, 2006 and we plan to commit substantial cash to purchase land and guarantee certain payments regarding the development of land we may acquire. At March 31, 2006 our short term liabilities exceeded our cash by approximately $4.2 million. We had $6.2 million of notes payable due June 30, 2006 that we refinanced June 15, 2006. The terms call for an interest rate at the prime rate plus 0.75% per annum, with a floor of 7.0%, a term not to exceed 24 months, quarterly principal reductions of $800 thousand beginning twelve months from the close date, absent principal reductions from sales, and a maximum of $6.2 million or 60% of the appraised value of the underlying real estate on an "as is" basis. Our articles of incorporation contain no limits on the amount of indebtedness we may incur. We have $2.1 million drawn against our lines of credit, which will be repaid as properties are sold. Approximately $762 thousand of the notes payable and lines of credit relate to our VIE’s which we have guaranteed, that will be repaid with home sales. We currently do not expect to experience losses from these guarantees but have increased risk of loss since we do not have direct control over these entities.

We have approximately $11 million of land acquisition contracts due by the end of 2006, with approximately $3.8 million due in August 2006 and $7.2 million due in October 2006. We anticipate spending several million dollars on the development of land, including the installation of water, and wastewater infrastructure, streets and common  areas. We intend to continue our growth plan and expect to purchase or obtain options to purchase additional acreage for development, and additional finished lots to provide ample supplies for our homebuilder customers. We intend to use a combination of debt and joint venture financing as well as cash generated from lot and land sales to finance these activities.

Our growth will require substantial amounts of cash, for earnest money deposits, land purchases, development costs and to provide financing or surety services to our homebuilder customers. Until we begin to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain our liquidity, we have financed the majority of our land and development activities with equity and debt and believe we can do so in the future, through a combination of debt and joint venture financing combined with sales of selected lot positions, land and options and raising additional capital. Our current short term financing is adjusted relative to the prime rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on our operations by increasing expenses and cash outlays, decreasing our profitability or increasing our losses, depleting our cash and thereby making it difficult to meet our cash obligations and make future borrowings more difficult.

Land comprises the majority of our assets, which could suffer devaluation if the housing and real estate markets suffer a significant downturn, due to interest rate increases or other reasons. Our debt might be called, requiring liquidation of assets to satisfy our debt obligations or the use our cash. A significant downturn could also make it more difficult for us to liquidate assets to raise cash and pay off debts, which could have a material adverse effect upon the Company.

In the normal course of business, we enter into various land purchase option agreements that require earnest money deposits. Currently we have approximately $1.2 million in earnest money and deposits outstanding, which would be forfeited and expensed if we were to cancel the agreements.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012, with interest payments due June 1 and December 1 beginning in 2006 until converted. These interest payments will be paid in cash and total approximately $500 thousand per year.

Capital Resources

The Company anticipates purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of our expenditures in the past have been for inventory, consisting of land, land development and land options totaling almost $18 million as of March 31, 2006. To secure additional inventory, we will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars.

We also provide financing services to our homebuilder customers, acting as surety on their interim construction loans or by providing interim construction financing for their projects. We may also provide working capital loans to our homebuilder customers. We believe that with the equity available and what we can raise in the future, we can use typical interim construction financing for these activities, which could total several million dollars.

To address the Company’s cash needs, it raised $10 million of subordinated convertible debt in December 2005 due December 1, 2012, at 5% per annum with semi-annual interest payments. In September 2005, we obtained a $2 million line of credit for interim construction financing, of which we have drawn approximately $847 thousand. Each draw on the construction loan is required to be repaid within one year, with the interest rate per annum at the prime rate. In March 2006, the Company obtained an additional construction loan of approximately $2.7 million, which will be repaid during the year following completion of the construction project, currently expected to be July 2006, through lots sales as homes are sold. Minimum repayments of $440 thousand must be repaid every three months with the lot sales, or the Company will pay the shortfall. The Company anticipates that it will be able to obtain additional financing by leveraging its capital resources and to raise money with the sale of stock or other debt or equity instruments to finance its growth if it is successful in executing its strategy. The Company may also participate in joint ventures to develop and secure additional land holdings, which would decrease the need for cash, versus purchasing the property outright, but could pose other risks such as the financial condition of the joint venture partner, which would be disclosed upon reaching definitive agreements.

We had notes payable of approximately $6.2 million maturing on June 30, 2006, with principal and interest due. On June 15, 2006, we paid off these notes and refinanced with a new lender. The terms of the new loan include a $6.2 million principal balance, an interest rate at the prime rate plus 0.75% per annum with a floor of 7.0%, a term not to exceed 24 months and required principal reductions of $800 thousand per quarter beginning 12 months from the date of closing. Principal reductions from sales of real estate are credited towards the $800 thousand per quarter requirement.

Off-Balance Sheet Arrangements

As of March 31, 2006, the Company had no off-balance sheet arrangements.

Contractual Obligations and Commitments

(In thousands $000)	Total	Current	1-3 Years	3-5 Years	> 5 Years
Convertible debt, due 2012	$ 10,000	-	-	-	10,000
Notes payable, due June 14, 2008 (1)	6,200		6,200	-	-
Notes payable, due April 2008	280		280
Line of Credit, due April 2007	847		847
Line of Credit, due July 2007 (2)	1,300	1,300	-
Line of Credit, due January 2007 (3)	523	523
Land acquisition contracts (4)	13,945	10,943	2,251	751	-
Land improvements (5)	1,151	1,151	-	-
Totals	$ 34,246	13,917	9,578	751	10,000

We have excluded the derivative liabilities from the above table, because they represent non-cash liabilities and would distort the actual amount of the Company’s cash liabilities.

(1)        Dependent upon completion date, currently expected to be July 2006.
(2)        Dependent upon completion date, currently expected to be July 2006.
(3)        Line of Credit guaranteed by the Company.
(4)        Approximately $3.8 million due August 2006, balance due October 2006.
(5)        Construction contracts, expected completion, July 2006.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2 of the notes to our consolidated financial statements.

As discussed in Note 2, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to our consolidated financial statements. Listed below are those policies and estimates that we believe are critical and require the use of significant judgment in their application.

Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services to builders are recognized when the properties associated with the services are sold and when the risks and rewards of ownership are transferred to the buyer. For projects that are consolidated, all revenues will be categorized as revenues from property sales.

Accounting for Stock Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective-transition method. Under this transition method, compensation expense recognized during the three months ended March 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $82 thousand for the three months ended March 31, 2006. Before January 1, 2006, the Company accounted for its stock options using the intrinsic value method.

Inventory

Inventory is stated at cost unless the inventory is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development deposits on land purchase contracts and interest and real estate taxes incurred during development and construction phases. The Company’s inventory includes real estate held for sale or development. Land and construction in progress includes real estate under development, development costs and earnest money on land purchase options. As of March 31, 2006, the company owned approximately 810 acres of land, and had approximately 774 acres under development in Hays County, Texas and Williamson County, Texas. Earnest money deposits for land options included in inventory totaled $346 thousand at December 31, 2005 of which $245,000 is non-refundable and approximately $1.2 million at March 31, 2006, that is non-refundable.

Consolidation of Variable Interest Entities

We exercise significant influence over, but hold no controlling interest with homebuilder customers. However, we bear the majority of the rewards and risk of loss. At March 31, 2006, the Company determined it was the primary beneficiary in certain homebuilder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, (VIE) (Note 2 (a)) that we have a significant, but less than controlling, interest in the entities. The results of these customers have been consolidated into our financial statements.

Convertible Debt

The convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," EITF 00-27, “Application of issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EIFT 05-04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”.

We have obtained independent third party valuations as of the date of convertible debt issuances, as of December 31, 2005 and March 31, 2006 to determine the fair market value of our common stock. Management determined that the price of stock quoted on the Over-the-Counter Bulletin Board was not reflective of the market price of the stock as of those days, due to insufficient trading and a belief that the public had not inspected the information made available in our SEC filings, regarding our financial performance and the convertible debt that was issued at a conversion price $2.00 per share.

Derivative Financial Instruments

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, Wilson Holdings estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the Convertible Note in our consolidated financial statements are subject to the changes in the trading value of Wilson Holdings' common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of Wilson Holdings’ common stock, the amount of shares converted by Convertible Debt Holders in connection with the Convertible Note and exercised in connection with the Convertible Debt Holders Warrant. Consequently, our consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than Wilson Holdings’ operating revenues and expenses.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as of March 31, 2006 and December 31, 2005 were not designated as hedges.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., on October 12, 2005 our Board of Directors engaged Helin, Donovan, Trubee & Wilkinson, LLP (“HDT&W”) to serve as our independent public accountants and dismissed our former independent accountants, Chisholm, Bierwolf, Nilson (“CBN”). The change in auditors was effective October 12, 2005. HDT&W have audited our financial statements for the fiscal year ended December 31, 2005. CBN’s audit reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the “going concern” assumption in the Report of Independent Registered Public Accounting Firm filed in connection with the Forms 10-K filed on April 15, 2005, and April 14, 2004.

In connection with its audits of our consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 and through the date of this Current Report on Form 8-K, there were no disagreements with CBN on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to CBN’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements and supporting schedules for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Overview

We make strategic land acquisitions, develop residential communities and provide limited services to small homebuilders operating in our area. We are led by experienced land acquisition and development professionals knowledgeable about both the local and national real estate markets. Currently, our activities are centered on securing approximately $40 million to $50 million in real estate holdings in the Central Texas region, which we define as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, along with the San Antonio Metropolitan Statistical Area, or San Antonio MSA.

Company History

Wilson Holdings, Inc., a Nevada corporation, is a holding company and was formerly known as Cole Computer Corporation (OTC Bulletin Board COLV). In connection with our acquisition of Wilson Family Communities, Inc., or WFC, which is now our wholly-owned subsidiary and the operating company of our business, we changed our name to Wilson Holdings, Inc., and the symbol under which our Common Stock is quoted on the OTC Bulletin Board has been changed to WSHD. Our predecessor company was incorporated in Nevada in 1987 and became Cole Computer in 1998, at which time it began operating as a personal computer “clone” hardware assembly, sales, and repair company until it ceased those operations in early 2004.

WFC’s business was originally conducted, beginning in 2002, by Athena Equity Partners-Hays, L.P., a Texas limited partnership (“Athena”). Athena engaged in various land acquisition, and development activities, including the purchase, entitling, and sale of a 2,400 acre mixed-use tract composed of office, retail and residential lots in central Texas. From October 2003 to May 2005 Athena did not have significant operations. In May 2005, Athena merged into WFC.

Industry Background

We believe that two trends distinguish the land acquisition, development and homebuilding industries in Central Texas today: rapid population growth and the rising influence of national homebuilding companies.

According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. Accordingly, we expect there will continue to be a high demand for housing in the nearby metropolitan areas. Our other focus region, the San Antonio MSA, has a population of 1.7 million. The San Antonio MSA recorded the strongest job growth among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center.

We believe that growth of national homebuilders and nationwide consolidation within the homebuilding industry has created opportunities for smaller companies with long-term experience and relationships in their local markets. We believe that such companies can benefit from: better knowledge of local product demand; superior understanding of the entitlement process; long term relationships with local regulatory authorities, land owners, designers and contractors; and faster and less cumbersome decision making processes. It is our plan to utilize these advantages to move more quickly and address the needs of underserved segments in our markets.

Our Initial Target Market and Market Data

Our initial target market, Austin, Texas, ranks in the top three places among the 150 metro areas ranked by Forbes magazine (May 2005) on such criteria as business costs, living costs, number of engineers, crime rates, job growth and employment rates. According to Forbes, Austin’s gross metro product is expected to rebound to 7 percent annual growth rate through 2008, thanks to one of the nation’s most highly educated work forces. Two of the key indicators of Austin’s economic health are the steady growth of the employment base and above average employment growth rate compared to Texas and the nation, with the exceptions of 2001 through 2003. Over the past ten years, Austin has added nearly 180,000 jobs and has typically exceeded Texas and national job growth rates.

According to the Texas Workforce Commission, Austin’s employment growth has exceeded the employment growth of the United States except for 2002, which was slightly lower and 2003 when the results were nearly the same. Austin has also experienced employment growth exceeding the state of Texas with the exception of 2001 through 2003.

Austin has also experienced significant population growth. Since 1990, the Austin MSA has been one of the fastest-growing areas in the United States. According to the Austin Chamber of Commerce, the increase in population in the Austin MSA during the 1990’s was more than double the growth rate of Texas and almost four times the national growth rate. While the population growth rate in the Austin MSA has slowed to 13% from 2000 to 2004, population growth continues to exceed the Texas and national averages by a significant margin. In 2004, the population in the Austin MSA reached 1.4 million. We expect the Austin MSA to continue its strong history of both employment and population growth, based on its desirability as a place to live. The worldwide employee relocation council and relocation services provider Primacy Relocation LLC ranked Austin as the second best city among those with populations in excess of 500,000 people for families to relocate, based on cost of living, taxes, home costs, home appreciation, schools, climate, commute times, out-of-state tuition rules at local universities and regulation of long-term care facilities.

Our secondary target market, San Antonio, Texas, is the eighth largest city in the nation and recorded the strongest job growth on a percentage basis among the 27 largest cities in Texas in 2004, according to the Texas A&M Real Estate Center. Two of the nation’s principal interstate freeways, Interstate Highways 10 and 35, cross San Antonio, making it an important transportation center and desirable location for future highway development. According to thecityof.com, a resource for information regarding cities, the increase in Mexican, American and Canadian trade due to the North American Free Trade Agreement has resulted in San Antonio’s emergence as an important trade and international financial center and the home of the North American Development Bank.

According to Alamo Workforce, the San Antonio MSA added 11,000 new jobs from Q2 2004 to Q2 2005. Additionally, according to the San Antonio Economic Development Foundation, or the SAEDF, San Antonio is far more affordable than comparable cities. For example, the SAEDF estimates that moving from San Diego to San Antonio would result in more than a $21,000 savings to the average family. We believe that job growth, as well as the affordability of San Antonio, will continue to draw new residents.

Based on our market experience, land prices in Austin and San Antonio have remained relatively low compared to those in other areas of Texas. Currently, we would estimate that land in the Austin and San Antonio areas targeted for new housing development can typically be acquired at prices of approximately $12,000 and $15,000 an acre, while comparable property in the Dallas and Houston areas might sell for approximately $30,000 per acre. We expect land prices to appreciate due to the positive economic climate in the Austin and San Antonio areas – fueled by employment and population growth. We also believe that the Austin and San Antonio MSA’s are both positioned for an increase in housing prices. The projected increase in population and employment growth combined with the past few years of modest housing price inflation should increase housing demand and housing prices.

Our Strategy

Our business is focused on three types of activities:

•	strategic land acquisition;
•	land development and related services, and
•	services to homebuilders.
Land Acquisition

The core of our business plan is to secure land strategically, based on our understanding of population growth patterns and infrastructure development. We believe that national homebuilding companies focus their acquisition efforts on very large tracts of land and their acquisition processes tend to be rather bureaucratic. In our opinion, these factors create an opportunity for us to secure high-quality, smaller tracts that may be overlooked. Additionally, by providing a timely and personalized acquisition effort with decisions approved locally, we expect to have some advantage in the pursuit of larger tracts available in our markets.

We expect to use our available assets, (primarily cash from issuances of equity and subordinated notes, plus cash from operations) as follows: 75% towards land acquisition, of which 90% is expected to be undeveloped land; 15% towards equity investments required for development; and 10% towards other corporate uses.  We are not limited by the amount we can invest in any particular stage of development of the land. The balance of the acquisition and development investments will be financed by conventional real estate loans. Based upon individual project parameters, we expect to finance 50% to 75% of acquisition and development activities with conventional real estate loans. Additionally, we will defer payment for land where possible and use owner-financed payment plans such as the rolling option. The rolling option has a variety of forms. One variation allows us to pay the landowner for sections of lots as they are actually needed and utilized in our business. Another includes provisions that allow us to purchase individual lots as our homebuilder customers complete the construction of a home on the particular lot. In the case of single lot rolling options, historically, landowners have been paid approximately 20% of the gross sales price of the home, less development costs. The amount of land under this financing arrangement is less than 5% of our total land assets controlled. We do not consider the rolling option to be "homebuilding" as the Company will not own the houses, build the houses or sell the houses.

Revenues will be generated through the development of subdivisions and land sales. Our anticipated land sales will include sections of lots that are ready for immediate home construction with all infrastructure in place, as well as sections of lots that have all necessary approvals to begin construction but have yet to be physically improved.

While we anticipate that the majority of our revenues will come from sales to national and regional homebuilders, we also expect additional revenues from the sale of lots and services to smaller, local builders.  Lot sales to local builders will typically involve fewer lots per transaction than sales to larger national and regional companies.  We are currently evaluating whether to continue to offer local builders services such as contract bidding, marketing, financing, sales, accounting, payment services, as well as training and managerial oversight.

Strategic Market Analysis: We plan to support the purchase of land and development of these communities with specific analysis of our target markets. Our analysis goes beyond benchmarking the current competition in the marketplace. We intend to utilize more thorough research processes used within the auto, retail and banking industries. For example, successful automakers target their products to a very particular type of consumer, based on the consumer's age range, family and lifestyle attributes. We will utilize a similar approach, gathering consumer preference data and customizing our product offerings for a variety of buyer segments. We strive to attract a diverse group of buyers by designing multi-product neighborhoods within each community that will be desirable for homebuyers at differing income levels and with different needs. By providing a more customized product mix in our communities and addressing underserved segments, we hope to accelerate the absorption of our subdivisions and earn superior returns for our shareholders.

Land Development and Related Services

In tandem with our land acquisition efforts, and based upon our strategic market analysis, we plan to contract for the preparation of raw real estate for development. We seek to add value to the land through a process of development, which may include permitting and constructing water and wastewater infrastructure, master-planning of the community, and the construction of roads and community amenities. We also plan to sell raw or entitled land to others for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value. In conjunction with our land acquisition activities, we expect the largest portion of our revenues to come from sales of raw land, developed land and bulk lot sales. To date, our revenues have been from sales of undeveloped parcels of land plus revenue from a sale by a homebuilder customer. The revenue from this sale has been consolidated into our results. We expect that sales of large parcels of land and sections of developed lots will be sporadic and cause revenues and gross margins to fluctuate, while the sale of parcels of developed lots and delivery of services to homebuilders will be less volatile

Homebuilder Services

We have existing agreements to provide our services to two homebuilders, who have commenced construction of residential housing units on their own properties or properties we own or have optioned.  One of these homebuilders has completed building on its inventory of lots and does not intend to initiate new projects.  We are evaluating whether to continue providing services to homebuilders in the future. In the event we do continue to offer and provide these services, we intend to deliver such services to local builders who have strong technical skills but may lack the financial resources to compete effectively against national companies. In addition to selling lots to these builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders.

We will provide developed lots for local builders and package various services along with the lots we sell them.  In return for our added services, we will receive a percentage of the cost of constructing the home or a percentage of the gross sales price of the finished home. We will receive payment at the time of closing, when the builders sell the homes they have built. In this circumstance, we will only recognize revenues after the finished homes are sold.

We do not build the homes, own the homes or sell the homes.  Our ownership interest is strictly limited to the underlying lots. We expect revenue from the services that we provide to our homebuilder customers to be lower, but more consistent than earnings from our various other activities.  The service-related revenues which we derive from our homebuilder customers will include sales proceeds from the lots provided to them as part of our bundle of services.

The services we anticipate providing to our local homebuilder customers include: acquisition; contract bidding; financing; marketing; sales; accounting; payment services; training; management; information technology and financial surety.

The major terms of service agreements provide for these services with the exception of financing and providing financial surety, which are negotiated and priced separately with each builder. Payment for services is collateralized by the underlying lots or land provided as well as personal guarantees. We are paid for our services when the builder sells the completed homes. The contracts are specific to certain subdivisions and continue in effect until such subdivision is completed. We may cancel the contract with the builder upon 30 days written notice, and upon an event of default by the builder.

Our long-term plan is to further expand our business by entering markets outside the Austin and San Antonio MSA’s within the next two to three years. We believe that our land acquisition and strategic marketing processes will create demand from local homebuilders situated in other markets and will create opportunities for quality growth of the company.

Property.

We lease approximately 4,000 square feet at a monthly rental of $ 6,166 for our corporate offices in Austin, Texas under a lease that expires in February 28, 2007. We believe this facility is adequate to meet our requirements at the current level of business activity.

The Company intends to invest in real estate and real estate related activities and is not limited as to the percentage of its assets it may invest in any single type of investment or as to the kinds of real estate assets in which it can invest.  A vote of the Company's security holders is not required to change the allocation or concentration of such assets. However, the Company may be subject to certain limits from time to time because of covenant requirements of its lenders.

The Company currently owns one investment property of approximately 15 acres in Williamson County, Texas that has a note payable of approximately $280 thousand secured by the property. Another property of approximately 743 acres in Hays County, Texas is being developed into a master planned community that will consist mostly of single-family dwellings. The Company has notes payable of approximately $6.2 million secured by this property. Another property of approximately 52 acres is under development into mostly single-family lots in Williamson county with an approximately $3.0 million line of credit for development of the property. The Company also has approximately 1,730 acres under option that it expects to finance primarily with debt and develop into approximately 5,777 lots. The Company intends to sell some of the lots in its various projects, buying and selling additional properties on an opportunistic basis as market conditions warrant. Management believes the properties are adequately insured, and are suitable for their intended purposes. Because of the nature of our land sales and land development services operations, significant amounts of property are held as inventory in the ordinary course of business.

Employees

On June 28, 2006, we had 11 employees and 3 full-time consultants. None of our employees are represented by a labor union. We consider our relations with our employees to be good.

Environmental Regulation

Federal, state and local regulations impose various environmental controls on our industry. Our compliance with these laws and regulations has not had a material impact on our financial position or results of operations.

Legal Proceedings.

We are not a party to any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our current directors and executive officers. Our executive officers are elected by the board of directors and shall serve at the discretion of the board. All of the current directors serve until the next annual stockholders’ meeting or until their successors have been duly elected and qualified.

Name	Age	Position
Directors:
Clark N. Wilson	49	Chairman of the Board, President and Chief Executive Officer
Jay Gouline	53	Director
Michael A. Luigs	35	Director
Sidney Christopher Ney	38	Director
Barry A. Williamson	48	Director

Executive Officers:
Daniel Allen	43	Chief Financial Officer
Dennis Ciani	47	Director of Sales and Marketing
David Goodrum	43	Director of Land Development
Mark J. Gram	57	Senior Vice President of Marketing

Directors

Clark N. Wilson. Mr. Wilson became a Director and Chairman of the Board in October 2005. Mr. Wilson is also our President and Chief Executive Officer. Beginning in 2002, Mr. Wilson served as a principal in Athena Equity Partners-Hays, L.P., a Texas limited partnership that specializes in commercial real estate investments, which merged with Wilson Family Communities in May 2005. Mr. Wilson served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Previously, Mr. Wilson was the President of Doyle Wilson Homebuilder, Inc., serving in that position in 1992. Mr. Wilson served as Vice President of Doyle Wilson Homebuilder, Inc. from 1986 to 1992. Mr. Wilson attended Amarillo College and the University of Texas at Austin, and has nearly 25 years of experience in the homebuilding industry. Mr. Wilson also currently sits on the board of Tejas, Incorporated, a public parent company of a full-service brokerage and investment-banking firm headquartered in Austin.

Jay Gouline. Mr. Gouline became a Director in March 2006. Since 1982, Mr. Gouline has served as the President of Springlake Corporation and Managing Member of Mayfield Associates, LLC, or the President of the General Partner of its predecessor in interest, Mayfield Associates Limited Partnership, both of which are private companies that engage in real estate acquisition and development activities, as well as property management activities. Since 1991, Mr. Gouline has also served as an instructor at the Edward Saint John School of Real Estate at Johns Hopkins University. From September 1985 to May 1991, Mr. Gouline served as an instructor at the University of Maryland, University College. Mr. Gouline holds a B.A. in Economics and Political Science from Lake Forest College and an MBA with majors in Finance and Accounting from the University of Chicago.

Michael A. Luigs. Mr. Luigs became a Director in October 2005. Since 1998, Mr. Luigs has been active in the management of two real estate firms: Flying L Land & Livestock, L.L.C., a privately-owned investment operation with a focus on rural property acquisition and resale, and land/water/sky, L.L.C., a brokerage that specializes in large rural property transactions, with a minimum listing criteria of $1,500,000. Mr. Luigs is a graduate of the University of North Dakota.

Sidney Christopher Ney. Mr. Ney became a Director in October 2005. Since 1998, Mr. Ney has served as the founder and Chief Executive Officer of CoreTrac, Inc., a software company specializing in the financial industry. Prior to founding CoreTrac, From 1990 to 1998, Mr. Ney worked for Lehman Brothers and Paine Webber, focusing on both the investment banking and brokerage aspects of the business. Mr. Ney is a graduate of Texas A&M University.

Barry A. Williamson. Mr. Williamson became a Director in October 2005. Mr. Williamson has been an attorney with the Law Office of Barry Williamson since 1999 and represents clients in matters involving energy, utilities, telecommunication, transportation, environment, deregulation, and advanced technology. From 1992 to 1999, Mr. Williamson served a six-year term on the Texas Railroad Commission, serving as its Chairman in 1995. From 1988 to 1992, Mr. Williamson worked in the Reagan Administration as a principal advisor to the U.S. Secretary of Energy, and then in the administration of President George H.W. Bush, as the Director of the Minerals Management Service, in the U.S. Department of Interior. Mr. Williamson currently serves on the board of SPACEHAB, Inc., a publicly traded commercial and government space services company, and Motient Corporation, a publicly traded provider of wireless mobile data services and wireless internet services. Mr. Williamson holds a B.A. in Political Science from the University of Arkansas and a J.D. from the University of Arkansas Law School.

Executive Officers

Daniel Allen. Mr. Allen has served as our Executive Vice President and Chief Financial Officer since October 2005. From February 1999 to August 2005, Mr. Allen served as Chief Financial Officer of HealthCare Facilities Development Corporation, a real estate development and service company for the health care industry. From February 1995 to January 1999, Mr. Allen served as Chief Financial Officer of Brock Consulting Group, a real estate acquisition and development company. Mr. Allen holds a BBA in Accounting and an MBA from The University of Texas and is a certified public accountant.

Dennis Ciani. Mr. Ciani has served as our Director of Sales and Marketing since October 2005 and served in the same capacity at Wilson Family Communities from June 2005 to October 2005. From 1987 to June 2005, Mr. Ciani worked at Centex Homes-Austin, as Sales Manager of the Central Texas Division from 1990 to 1994, Sales and Marketing Director from 1994 to 2003 and Director of Operational Marketing from 2003 to 2005. Mr. Ciani is a graduate of Austin Community College and is a licensed real estate broker.

Mark J. Gram. Mr. Gram has served as our Senior Vice President of Marketing since October 2005. From July 2005 to October 2005 he served in the same capacity at Wilson Family Communities. From 1992 to 2005, Mr. Gram served as a consultant to Centex Homes-Austin, and from 2004 to 2005, as a consultant to Grenadier Homes. Since 1978, Mr. Gram has been an independent consultant conducting real estate market research in several states, prior to which he was head of research for the Irvine Company in Newport Beach, California, which managed an 80,000-acre master planned community that eventually became Irvine, California. Mr. Gram is a graduate of Arizona State University.

David Goodrum. Mr. Goodrum has served as our Director of Land Development since October 2005 and served in the same capacity at Wilson Family Communities. From 2003 to 2005, Mr. Goodrum became a partner and General Manager of Operations, Sales and Marketing for HBH SYSTEMS, a company which provides LP Gas to residential subdivisions with contracts in Dallas, Waco and Austin. From 1998 to 2003, Mr. Goodrum served as District Manager of the El Paso County Water Authority, prior to which he served as Contracts Manager for Eco Resources, Inc. from 1994 to 1998. Mr. Goodrum has also worked as a project engineer for Warner Engineering in Palm Desert, California from 1988 to 1994, and as a civil designer with Murfee Engineering Co. in Austin from 1984 to 1988. Mr. Goodrum is a graduate of Texas State Technical Institute.

The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to the Chief Executive Officer for the fiscal years ended December 31, 2003, 2004 and 2005. No other executive officer or other employee earned in excess of $100,000 in the fiscal years ended December 31, 2003, 2004 or 2005.

				Long Term
				Compensation
		Annual Compensation		Awards
Name and	Year	Salary($)	Bonus($)	Securities	All Other
Principal Position				Underlying	Compensation
				Options/SARs(#)	($)
Clark Wilson[1]	2005	100,000	-	100,000	-
President and CEO

Wayne Mower[2]	2005	-	-	-	-
President and CEO	2004	-	-	-	-
	2003	-	-	-	-

1 Clark Wilson served as our President and Chief Executive Officer beginning in October 2005 following our merger with Wilson Family Communities, Inc.

2 Wayne Mower served as our President and Chief Executive Officer until October 2005 when we merged with Wilson Family Communities, Inc.

Stock Option Grants In Last Fiscal Year

The following table provides information concerning individual grants of stock options made during fiscal 2005 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

We granted these options under our 2005 Stock Option/Stock Issuance Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 780,000 shares of common stock granted during 2005.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options/SARs Granted (2)	% of Total Options/SARs Granted to Employees/ Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
					5%	10%

Clark Wilson	100,000	12.8%	$2.00	8/29/2015	$125,779	$318,749

The following table provides information about stock options exercised in fiscal 2005 and options held as of December 31, 2005 by each of our executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised during fiscal 2005 and none were outstanding at December 31, 2005. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value-Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($) Exercisable/ Unexercisable
Clark Wilson	-	-	100,000/0	$600,000/$0 [1]

(1) The final sales price of our common stock on December 30, 2005 was $8.00 per share.

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. No member of the compensation committee of our board of directors serves or has served as an officer or employee of Wilson Holdings.

Compensation of Directors

Clark Wilson is a director and an officer and does not receive any compensation for his service as a member of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. Additionally, our non-employee directors received an option to purchase 20,000 shares of common stock upon joining the Board. We assumed all of these options in connection with our acquisition of Wilson Family Communities, Inc. In addition, these directors receive an annual retainer of $20,000, $1,000 for each board meeting attended (other than telephonic meetings). The directors who serve as chair of our audit, compensation and nominating committees each receive $500 for each committee meeting attended. Non-chair members of our audit, compensation and nominating committees each receive $250 for each committee meeting attended.

2005 Stock Option/Stock Issuance Plan

In connection with our acquisition of Wilson Family Communities, Inc. we assumed the 2005 Stock Option/Stock Issuance Plan that had previously been adopted by the Board of Directors and stockholders of Wilson Family Communities, Inc., a Delaware corporation, and subsequently assumed by Wilson Holdings in connection with the merger of Wilson Holdings into Wilson Family Communities. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by the Compensation Committee of our Board of Directors. The committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee also has the power to interpret the plan and to create or amend its rules.

Inapplicability of ERISA

Based upon current law and published interpretations, we do not believe the plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned as of June 28, 2006 by:

  those persons or groups known to beneficially own more than 5% of the Common Stock;
  each of the executive officers and directors; and
  and all of the directors and executive officers as a group.

For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Ownership percentages reflected are calculated based on 17,706,625 shares of Common Stock issued and outstanding as of the date hereof and include securities exercisable to purchase shares of Common Stock or convertible into shares of Common Stock only for the holder of such derivative securities. We also currently have outstanding options to purchase 780,000 shares of Common Stock and convertible promissory notes which can be converted into 5,000,000 shares of Common Stock. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

	Amount and
	Nature of
	Beneficial	Percentage
Name of Beneficial Owner	Ownership	of Class

Directors and Executive Officers:
Clark N. Wilson (1)	12,560,826	70.5%
Jay Gouline (2)	20.000	*
Michael A. Luigs (2)	20,000	*
Sidney Christopher Ney (2)	20,000	*
Barry A. Williamson (2)	20,000	*
Daniel Allen (2)	100,000	*
Dennis Ciani (2)	100,000	*
Mark J. Gram (2)	100,000	*
David Goodrum (2)	100,000	*
All Directors and Executive Officers (9 persons)	13,040,826	71.3%

Other 5% Stockholders:
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John	3,668,963	20.0%
J. Gorman, John J. Gorman TTEE (3)
Grandview LLC (4)	1,640,625	8.5%
LC Capital Master Fund (4)	2,953,125	14.3%

* Indicates ownership of less than 1%.

(1) Includes 100,000 shares issuable upon exercise of stock options. Includes 1,000,000 shares held by certain trusts for the benefit of Mr. Wilson’s minor children. Mr. Wilson does not have voting or dispositive power over such shares and Mr. Wilson disclaims beneficial ownership of such shares.

(2) All shares listed as owned are issuable upon exercise of stock options.

(3) Includes 480,000 shares issuable upon conversion of principal and interest under convertible promissory notes and 45,000 shares are issuable upon the exercise of warrants.

(4) All shares listed as owned are issuable upon conversion of principal and interest of convertible promissory notes and the exercise of warrants.

SELLING STOCKHOLDERS

The following table and accompanying notes set forth certain information regarding the selling stockholders as of June 28, 2006 unless otherwise indicated. The shares registered for resale pursuant to this prospectus are issuable upon conversion of principal and interest to be earned under convertible promissory notes held by the selling stockholders and are not currently outstanding. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 7,312,500 shares of common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders as of June 28, 2006 unless otherwise indicated. The number of shares of common stock outstanding on June 28, 2006 unless otherwise indicated was 17,706,625. The shares listed in the “Sales Offered” column are not currently issued and outstanding. Except as otherwise indicated, each person listed in the table has informed us that such person has (1) voting and investment power with respect to such person's shares of common stock and (2) record and beneficial ownership with respect to such person's shares of common stock. This table assumes that the selling stockholders will fully convert all convertible notes held by them and will offer for sale all of the shares of common stock covered by this prospectus.

If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 7,312,500 shares of our common stock, or 25.3% of our common stock that is outstanding as of June 28, 2006 (including shares issuable upon conversion of the convertible promissory notes). Share ownership includes 562,500 of the 750,000 shares issuable upon exercise of warrants to purchase additional shares of our common stock issued in the December 19, 2005 private placement of convertible notes. The remaining 187,500 shares issuable upon exercise of warrants may never vest.

	Shares Beneficially Owned					Shares Beneficially
	Prior To Offering (1)					Owned After Offering
				Shares
Name Of Beneficial Owner	Number		Percentage	Offered (2)		Number	Percentage
LC Capital Master Fund, Ltd.	2,953,125	(3)	14.3%	2,953,125	(3)	--	--
Grandview, LLC (4)	1,640,625	(5)	8.5%	1,640,625	(5)	--
Tejas Securities Group, Inc. 401(k) Plan & Trust FBO John J. Gorman, John J. Gorman TTEE (6)	3,668,963	(7)	20.0%	525,000	(7)	3,158,963	17.8%
U.S.A. Fund, LLLP (8)	656,250	(9)	*	656,250	(9)	--	--
Dove Interests, LLC (10)	328,125	(11)	*	328,125	(11)	--	--
MILFAM I, L.P. (12)	164,062	(13)	*	164,062	(13)	--	--
John Ramming	65,325	(14)	*	65,325	(14)	--	--
Gerald S. Lindenmuth	164,062	(15)	*	164 ,062	(15)	--	--
Justin B. Lynch	65,325	(16)	*	65,325	(16)	--	--
Michael Mellon	15,000	(17)	*	15,000	(17)	--	--
Tara Miller	15,000	(18)	*	15,000	(18)	--	--
Morris D. Weiss	125,000	(19)	*	125,000	(19)	--	--
Mark Hughes	60,000	(20)	*	60,000	(20)	--	--
Tejas Incorporated (21)	535,000	(22)	*	535,000	(22)	--	--

* Less than one percent.

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.
(2)	The share amount listed in this column assumes that the selling stockholder will convert all shares issuable upon conversion of convertible notes held by such holder and sell all of the shares of our common stock covered by this prospectus, and that they will not sell any shares other than those covered by this prospectus.

(3)	Richard F. Conway has sole voting and investment power with respect to the shares of common stock held by LC Capital Master Fund Ltd. 2,250,000 shares are issuable upon conversion of convertible promissory notes and 450,000 shares may become issuable upon conversion of expected accrued interest on such notes. 253,125 shares are issuable upon exercise of currently exercisable warrants.
(4)	Millennium Partners, L.P., a Cayman Islands exempted limited partnership, is the managing member of Grandview, LLC, a Delaware limited liability company. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the Company’s common stock owned by Millennium Partners, L.P. or Grandview, LLC.
(5)	1,250,000 shares are issuable upon conversion of convertible promissory notes and 250,000 shares may become issuable upon conversion of expected accrued interest on such notes. 140,625 shares are issuable upon exercise of currently exercisable warrants.
(6)	John J. Gorman, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman. Mr. Gorman is Chairman of Tejas Securities Group, Inc., which acted as placement agent for the private placement of our convertible notes.
(7)	400,000 shares are issuable upon conversion of convertible promissory notes and 80,000 shares may become issuable upon conversion of expected accrued interest on such notes. 45,000 shares are issuable upon exercise of currently exercisable warrants.
(8)	Marc P. Blum has voting and investment power with respect to the shares of common stock held by U.S.A. Fund, LLLP.
(9)	500,000 shares are issuable upon conversion of convertible promissory notes and 100,000 shares may become issuable upon conversion of expected accrued interest on such notes. 56,250 shares are issuable upon exercise of currently exercisable warrants.
(10)	Jared E. Abbruzzese, Sr. and Sherrie G. Abruzzese share voting and investment power with respect to the shares of common stock held by Dove Interests, LLC.
(11)	250,000 shares are issuable upon conversion of convertible promissory notes and 50,000 shares may become issuable upon conversion of expected accrued interest on such notes. 28,125 shares are issuable upon exercise of currently exercisable warrants.
(12)	Lloyd I. Miller, as general partner, has sole voting and investment power with respect to the shares of common stock held by Milfam I, LP.
(13)	125,000 shares are issuable upon conversion of convertible promissory notes and 25,000 shares may become issuable upon conversion of expected accrued interest on such notes. 14,062 shares are issuable upon exercise of currently exercisable warrants.
(14)	50,000 shares are issuable upon conversion of convertible promissory notes and 10,000 shares may become issuable upon conversion of expected accrued interest on such notes. 5,625 shares are issuable upon exercise of currently exercisable warrants.
(15)	125,000 shares are issuable upon conversion of convertible promissory notes and 25,000 shares may become issuable upon conversion of expected accrued interest on such notes. 14,062 shares are issuable upon exercise of currently exercisable warrants.
(16)	50,000 shares are issuable upon conversion of convertible promissory notes and 10,000 shares may become issuable upon conversion of expected accrued interest on such notes. 5,625 shares are issuable upon exercise of currently exercisable warrants.
(17)	All shares are issuable upon exercise of currently exercisable warrants.
(18)	All shares are issuable upon exercise of currently exercisable warrants.
(19)	All shares are issuable upon exercise of currently exercisable warrants.
(20)	All shares are issuable upon exercise of currently exercisable warrants.
(21)	The officers of Tejas Incorporated and its wholly-owned subsidiary, Tejas Securities Group, Inc., are: John Gorman—Chairman, Mark Salter—CEO, Kurt Rechner—President and COO and John Garber—CFO. Each of the officers share voting and investment power with respect to the shares of common stock held by Tejas Incorporated.
(22)	All shares are issuable upon exercise of currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In 2004, Clark N. Wilson became the sole remaining partner of Athena, a predecessor entity to Wilson Family Communities, Inc. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family, purchased 1,000,000 shares of common stock of Wilson Family Communities, Inc. for $60,000.

In March of 2005, three trusts for the benefit of Clark Wilson’s minor children but for which Mr. Wilson has no voting or dispositive power purchased a promissory note for $279,800 from an unrelated third party. The land that underlies the promissory note was sold to Athena by the unrelated third party that sold the promissory notes to the three trusts. The notes are secured by approximately 15 acres of land originally purchased by Athena. The terms of the notes payable to the trusts remained the same as the prior note issuer, at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 and further extended to April 4, 2008, when the entire principal and interest will be due and payable.

In June 2005, Clark N. Wilson, President and CEO of WFC purchased 2,200,000 shares of Series A Convertible Preferred Stock from WFC for $1.00 per share. In December 2005, John Gorman, one of our 5% stockholders, purchased $800,000 of the $10 million in convertible debt.

In August 2005 WFC repaid $121,000 that Mr. Wilson had advanced to Athena prior to its merger with WFC for working capital. In October 2005, WFC repaid the remaining $140,000 advanced by Mr. Wilson to Athena.

During 2005, Mr. Wilson’s brother provided services to us of approximately $36,000. These services were primarily related to the setting up of the information systems for us. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963, respectively, of the 2,404,789 preferred shares issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08%, to the Company in exchange for notes payable of $6,890,988. The notes payable were refinanced on June 15, 2006, and have principal and interest due at maturity on June 30, 2008, with interest at the prime rate plus 0.75% per annum, with a floor of 7.0%, a term not to exceed 24 months, quarterly principal reductions of $800 thousand beginning twelve months from the close date, absent principal reductions from sales, and a maximum of $6.2 million or 60% of the appraised value of the underlying real estate in an "as-is" basis.

Wilson Holdings has entered into an agreement with Tejas Securities Group, Inc. pursuant to which Tejas served as its Placement Agent in connection with the sale of $10,000,000 in principal amount of convertible notes. Pursuant to this agreement, we paid Tejas $450,000 in cash and granted a warrant to Tejas to purchase 750,000 shares of our common stock. John J. Gorman is the Chairman of the Board of the Placement Agent and of Tejas Incorporated, the parent company of the Placement Agent. Mr. Gorman is the beneficial owner of 3,543,963 shares of Wilson Holdings’ Common Stock. Clark N. Wilson, Chief Executive Officer of Wilson Holdings, has served on the Board of Directors of Tejas Incorporated, since October 1999, and is compensated for such service. Mr. Wilson owns 1,000 shares of Tejas Incorporated common stock and options to purchase an additional 10,000 shares of common stock. Additionally, Mr. Wilson owns or controls a substantial portion of the issued and outstanding shares of Common Stock of Wilson Holdings and will continue to control a substantial block of the Common Stock upon the completion of this Offering. (See the discussion above in “Special Risks Related to Wilson Holdings and WFC - Our largest stockholders will continue to control a substantial ownership position in Wilson Holdings.”)

Barry A. Williamson is a member of our Board of Directors and, until January 31, 2006 was a member of the Board of Directors of Tejas Incorporated., the parent company of our Placement Agent for the sale of our convertible notes.

DESCRIPTION OF SUBORDINATED CONVERTIBLE NOTES

On December 19, 2005, we sold $10,000,000 in aggregate principal amount of 5% Convertible Notes due December 1, 2012 to certain purchasers. The following is a summary of the features of the Convertible Notes:

•	Interest accrues on the principal amount of the Convertible Notes at a rate of 5% per annum, payable in cash, semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006.

•

The Convertible Notes are due on December 1, 2012 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. In the event we issue certain of our equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share, the conversion price of the Convertible Notes will be reduced to the price at which we issue such equity or equity-linked securities.

•

We may redeem all or a portion of the Convertible Notes after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Notes.

•

Upon a change in control event, each holder of the Convertible Notes may require us to repurchase some or all of its Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest.

•

The Due Date may accelerate in the event Wilson commences any case relating to bankruptcy or insolvency, or related events of default. Wilson’s assets will be available to pay obligations on the Convertible Notes only after all senior indebtedness has been paid.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Wilson Holdings is authorized to issue 80,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this Memorandum, there are 17,706,625 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to conversion or redemption. In the event of liquidation, the holders of Common Stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the Common Stock are entitled to receive dividends when and as declared by Wilson Holdings’ Board of Directors out of funds legally available. Wilson Holdings has not paid any dividends since its inception and has no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of Wilson Holdings’ Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of Wilson Holdings, its capital requirements, and general business conditions.

Preferred Stock

Wilson Holdings is not currently authorized to issue shares of Preferred Stock.

Warrants and Options

In connection with our acquisition of WFC, we adopted the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (the “Plan”), pursuant to which we may issue to our officers, directors, employees and consultants incentive stock options, non-qualified stock options and shares of restricted stock. The Plan provides for the issuance of up to 1,680,478 shares of our Common Stock pursuant to awards under the Plan. As of the date of this Memorandum, we had outstanding options to purchase a total of 780,000 shares of Common Stock at $2.00 per share.

All of our outstanding options expire ten years after the date of grant. The Plan is designed to qualify under the Internal Revenue Code as an incentive stock option plan. We may issue incentive awards covering up to an additional 900,478 shares of Common Stock under the Plan.

In connection with our sale of Convertible Notes, we issued warrants to purchase an aggregate of 750,000 shares of common stock to each purchaser of the Convertible Notes. 187,500 of the shares may never vest and 562,500 have vested and are currently exercisable.

The Convertible Notes were placed by Tejas Securities Group, Inc. In connection with the placement and as a portion of the placement agent fee in connection with the placement, Wilson issued to Tejas Securities, Inc. a 10-year warrant to purchase 750,000 shares of Common Stock. This warrant has an exercise price of $2.00 per share and may be exercised on a net cashless basis.

Anti-Takeover provisions

Provisions of Nevada law, our articles of incorporation, or our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. The provisions of Nevada law and in our articles of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Wilson Holdings. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Wilson Holdings.

Nevada anti-takeover statute. We may become subject to Nevada's Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793), which prohibits an acquirer, under certain circumstances, from voting shares of a corporation's stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation's stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. Wilson Holdings may become subject to Nevada's Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Charter and Bylaws. In addition, provisions of our articles of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of Wilson Holdings that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of Wilson Holdings by means of a proxy context, tender offer, merger or other transaction.

Supermajority Vote Provisions. The Nevada Revised Statutes provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless a corporation's articles of incorporation or bylaws, as the case may be, require a greater percentage.

Indemnification. Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Nevada law. We also enter into indemnification agreements with our officers and directors.

Registration Rights in Connection with this Offering

In connection with our sale of Convertible Notes in December 2005, we entered into a Registration Rights Agreement with the original purchasers of such notes. Pursuant to these registration rights, we are obligated to file within 45 days of the closing date of this Offering, a registration statement to register the resale from time to time of the Notes sold in this Offering, the Conversion Shares and the Warrant Shares, if any (collectively, the “Registrable Shares”). We are obligated to use commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible, but in no event later than 180 days after the closing date of this Offering. Subject to certain blackout restrictions, we will be required to maintain such registration statement’s effectiveness until the earlier of (1) the second anniversary of the closing date of this Offering, (2) the date on which the purchasers of Notes in this Offering may sell all Registrable Shares held by them without volume limitations under Rule 144(k) under the Securities Act, or (3) such time as all Registrable Shares purchased in this Offering have been sold by the holders of such Registrable Shares (the “Effectiveness Period”).

If the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period, holders of at least 25% of the outstanding Registrable Shares may request that we effect a registration of such Registrable Shares as soon as practicable, and in any event within 60 days of such request. We shall not be required to effect more than 3 of these registrations during any consecutive 12-month period. Also, if the Registrable Shares are not able to be resold pursuant to an effective registration statement at any time during the Effectiveness Period and we propose to register any of our Common Stock (other than a registration on Form S-4 or Form S-8), we shall offer the holders of the Notes the opportunity to register such number of Registrable Shares on such registration statement as each such holder may request. If such a registration involves an underwritten offering, the number of Registrable Shares that may be registered pursuant to the preceding sentence and may be included in such registration statement is subject to adjustment if we are advised by the managing underwriter in an underwritten offering that the inclusion of such Registrable Shares is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of Common Stock offered in such offering.

Wilson Holdings has agreed to pay all costs and expenses associated with the registration of the Registrable Shares other than legal fees for more than one legal counsel for the selling holders and underwriters’ fees, discounts or commissions relating to the sale of the Registrable Shares. The Registration Rights Agreement also contains customary indemnification provisions between Wilson Holdings and the holders of the Registrable Shares.

Convertible Debt

The convertible debt and the related warrants will be accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Application of Issue No. 98-5 to Certain Convertible Instruments" and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company obtained an independent third party valuation to determine the fair market value of its common stock. Based on the fair market value of the common stock, the Company booked the amount of the beneficial conversion feature (BCF) in accordance with accounting treatment stated in the above EITF's.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Co., 12528 South 1840 East, Draper, UT 84020.

PLAN OF DISTRIBUTION

We have registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as "selling stockholders." The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	in transactions involving cross or block trades;
•	in transactions “at the market” to or through market makers in the common stock or into an existing market for the common stock;
•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
•	in privately negotiated transactions;
•	in transactions to cover short sales;
•	in underwritten transactions; or
•	in a combination of any of the foregoing transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule. From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Under our registration rights agreement with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares. We have agreed to indemnify certain of the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act. It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock. This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus was passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements of Wilson Family Communities, Inc. as of December 31, 2004 and 2005 and for the years then ended, have been included herein in reliance upon the report of Helin, Donovan, Trubee & Wilkinson, LLP, Independent Registered Public Accounting Firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The results of the valuations of the Wilson Holdings, Inc. common stock as of December 19, 2005, December 31, 2005 and March 31, 2006 have been included herein in reliance on the reports of Rucci, Bardaro and Barrett, P.C., Certified Public Accountants and business advisors, independent of Wilson Holdings, appearing elsewhere herein, and upon the authority of said firm as experts in business valuation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form SB-2, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23819. You may read and copy any document we file with the SEC at the following SEC public reference room:

Public Reference Room
100 F St. N.E.
Washington, D.C. 20549

You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Wilson Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Wilson Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Wilson Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ equity and stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

HELIN, DONOVAN, TRUBEE, & WILKINSON, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
January 20, 2006, except for Note 9, the date of which is March 29, 2006

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2005 and 2004

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$10,019,816	8,943
Inventory
Land	12,299,872	375,354
Construction in progress	655,145	-
Total inventory	12,955,017	375,354
Other assets	48,056	-
Total current assets	23,022,889	384,297

Non-current assets:
Debt issuance costs	1,420,669	-
Equipment and software, net of accumulated depreciation and amortization	70,875	-
Total assets	$24,514,433	384,297
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$260,137	-
Notes payable	6,683,879	-
Line of credit	253,945	-
Accrued expenses	135,168	60
Accrued interest	237,592	5,213
Deferred revenue	11,223	5,581
Due to related parties	279,800	21,000
Total current liabilities	7,861,744	31,854
Long term liabilities:
Notes payable	424,700	279,800
Convertible debt, net of $5,002,500 discount	4,997,500	-
Derivative liability, convertible note with compound embedded derivative	4,500,000	-
Derivative liability, contingent warrants issued to convertible debt holders	675,000	-
Total long term liabilities	10,597,200	279,800
Total liabilities	18,458,944	311,654
PARTNERS’ EQUITY
General partner	-	-

Limited partners	-	72,643
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 80,000,000 shares authorized, 17,706,625 shares issued and outstanding	17,707	-
Additional paid in capital, common stock	7,697,868	-
Retained deficit	(1,660,086)	-
Total partners’ and stockholders’ equity	6,055,489	72,643
Total liabilities and stockholders’ equity	$24,514,433	384,297

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenues
Revenues	$255,000	-
Cost of revenues	114,587	-
Gross profit	140,413	-
Costs and expenses:
Corporate general and administration	1,199,577	48,296
Sales and marketing	224,936	-
Total costs and expenses	1,424,513	48,296
Operating loss	(1,284,100)	(48,296)
Other income (expense)
Loss on fair value of derivatives	(172,500)	-
Interest income	100,345	26
Interest expense	(358,188)	(10,793)
Total other expense	(430,343)	(10,767)
Net loss	$(1,714,443)	(59,063)

Basic and diluted loss per share	$(0.22)
Basic and diluted weighted average common shares outstanding	7,755,646

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Statements of Partners’ Equity and Stockholders’ Equity
Years Ended December 31, 2005 and 2004

		Series A Preferred Stock			Common Stock
	Partners’ Equity	Shares	Amount	Additional Paid In Capital	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balances at December 31, 2003	$-	-	$-	$-	-	$-	$-	$-	$-
Contributions	131,706		-	-	-	-	-	-	131,706
Net loss	(59,063)	-	-	-	-	-	-	-	(59,063)
Balances at December 31, 2004	72,643	-	-	-	-	-	-	-	72,643
Net loss through May 31, 2005	(54,357)	-	-	-	-	-	-	-	(54,357)
Common stock issued in exchange for cash and partnership interests	(18,286)	-	-	-	9,000,000	9,000	9,286	-	-
Sale of common stock	-	-	-	-	1,000,000	1,000	59,000	-	60,000
Sales of Series A Convertible Preferred Stock	-	4,400,000	4,400	4,395,600	-	-	-	-	4,400,000
Series A Convertible Preferred Stock issued for land	-	2,404,789	2,405	2,402,384	-	-	-	-	2,404,789
Series A Convertible Preferred Stock exchanged for common stock	-	(6,804,789)	(6,805)	(6,797,984)	6,804,789	6,805	6,797,984	-	-
Common stock issued in reverse merger	-	-	-	-	901,836	902	(902)	-	-
Warrants issued for convertible debt transaction costs	-	-	-	-	-	-	832,500	-	832,500
Net loss from June 1 through December 31, 2005	-	-	-	-	-	-	-	(1,660,086)	(1,660,086)

Balances at December 31, 2005	$-	-	$-	$-	17,706,625	$17,707	$7,697,868	$(1,660,086)	$6,055,489

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Cash Flows
Year Ended December 31, 2005 and 2004

	December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,714,443)	(59,063)
Adjustments to reconcile net loss to net cash used in operating activities
Non-cash adjustment to derivative liability	172,500	-
Depreciation and amortization	4,961	-
Increase in inventory	(3,283,886)	(95,554)
Increase in other assets	(48,056)	-
Increase in deferred revenue	5,641	-
Increase in accounts payable	260,137	-
Increase in other payables	135,108	9,134
Increase in interest payable	232,380	-
Net cash used in operating activities	(4,235,657)	(145,483)
Cash flows from investing activities:
Purchase of fixed assets	(75,836)	-
Net cash used in investing activities	(75,836)	-
Cash flows from financing activities:
Repayments of notes payable	(207,109)	-
Advances on line on line of credit	253,945	-
Partnership contributions	-	131,706
Advances from (repayments to) related parties, net	(21,000)	21,000
Issuance of long term notes	424,700	-
Issuance of convertible debt and derivatives	10,000,000	-
Cash paid for debt issuance costs	(588,170)	-
Proceeds from sales of common stock	60,000	-
Proceeds from sales of Series A Convertible Preferred stock	4,400,000	-
Net cash provided by financing activities	14,322,366	152,706
Net increase in cash and cash equivalents	10,010,873	7,223
Cash and cash equivalents at beginning of period	8,943	1,720
Cash and cash equivalents at end of period	$10,019,816	8,943
Supplemental disclosures of cash flow information:
Cash paid for interest	$96,168	-
Cash paid for income taxes	$-	-
Supplemental disclosure of non-cash activities:
Notes payable issued for land	$6,890,988	279,800
Preferred stock issued for land	2,404,789	-
Total land purchased	$9,295,777	279,800
Common stock issued for partnership interest	$18,286	-
Warrants issued for convertible debt transaction costs	$832,500	-

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(1)	Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc. and a majority of the shareholders, Wilson Acquisition Corp., a Delaware corporation and Wilson Family Communities, Inc., (“WFC”), were merged with and into the Company. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”.

The Company is focused on three types of activities: (1) strategic land acquisition (2) land development and related services and (3) services to homebuilders.

Strategic land acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Land development and related Services: In connection with our land acquisition efforts, and based upon our strategic market analysis, we plan to prepare raw real estate for development and sell land for development. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space and varying lot sizes to attract a broader range of buyers, accelerating the absorption of the subdivision and thereby maximizing value. In tandem with the land acquisition efforts, the Company plans to prepare real estate for development and sell undeveloped real estate. We anticipate offering assistance and site-specific analysis to land owners desiring to maximize land value. The planned target group for sales is experienced local home builders.

Services to homebuilders: We intend to deliver customized services to local builders who have strong technical skills but whom may lack the financial resources to compete effectively against national companies. In addition to selling lots to builders, we intend to offer the builders a package of services designed to help them effectively compete against national builders. These services include marketing, sales, accounting, bill payment, compliance reviews, financing, and surety and management services.

(2)	Summary of Significant Accounting Policies

(a) Basis of Accounting

These financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles whereby revenues are recognized in the period earned and expenses when incurred.

(b) Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all short term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. At December 31, 2005 and 2004, the Company’s cash and cash equivalents consisted of money market funds which are secured by high quality short-term securities, totaling approximately $9,943,587.

(c) Inventory

Inventory is stated at cost unless it is determined to be impaired, in which case the impaired inventory would be written down to the fair market value. Inventory costs include land, land development costs, deposits on land purchase contracts, model home construction costs, advances to builders and capitalized interest and real estate taxes incurred during development and construction phases.

(d) Land Held Under Option Agreements Not Owned

In order to ensure the future availability of land for development, the Company enters into lot option purchase agreements with unaffiliated third parties. Under the agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

land. Lot option payments are initially capitalized as inventory costs. If the lot option is exercised the option cost is included in the cost of the land acquired. At the earlier of the time that it is determined that the lot option will not be exercised or at the date the lot option expires the cost of the lot option is expensed. As of December 31, 2005 there were $345 thousand of cash deposits included in the Land account on the Balance Sheet of which approximately $245 thousand is non-refundable and subject to forfeiture should the Company not exercise the agreements.

	(e)	Investment in Joint Ventures

The Company may invest in entities that acquire and develop land for sale to us in connection with our operations or for sale to third parties. The Company also offers certain homebuilder customers surety for their interim construction loans and cash advances for construction of model homes, to facilitate sales of the Company’s lots. The Company may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, (VIE) and the Company may have a significant, but less than controlling, interest in the entities. The Company accounts for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether the Company has significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

	(f)	Interest and Real Estate Taxes

Interest and real estate taxes attributable to land and homes are capitalized as inventory while they are being actively developed. As of December 31, 2005, approximately $151 thousand of estimated real estate taxes and an immaterial amount of interest are included in inventory.

	(g)	Revenue Recognition

Revenues from property sales are recognized in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” when the risks and rewards of ownership are transferred to the buyer and the consideration received. Revenues from land development services to builders are recognized when the properties associated with the services are sold and when the risks and rewards of ownership are transferred to the buyer. For projects that are consolidated, all revenues will be categorized as revenues from property sales.

	(h)	Income Taxes

Prior to the merger of Athena with WFC at May 31, 2005, Athena was a partnership and therefore did not have income taxes as the income and losses passed through to the partners. Since the merger, income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred tax amounts and liabilities are determined based on temporary differences between financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in the period that includes the enactment date. A valuation allowance is recorded for the entire deferred tax amount due to the uncertainty of the net realizable value of the asset.

	(i)	Advertising Costs

The Company has incurred advertising, marketing and promotion costs as part of the sales efforts to market the real estate for sale and services offered. These costs, including the cost of developing and printing various brochures and mail out documents, are expenses as incurred.

	(j)	Property and Equipment

Property and equipment is carried at cost less accumulated depreciation. Depreciation and amortization is recorded using the straight-line method over the estimated useful life of the asset. Depreciation and amortization for equipment and computer software typically ranges from 2 to 5

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

years. Leasehold improvements are depreciated over the shorter of the life of the respective leases or the assets. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

	(k)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

The Company has estimated and accrued liabilities for real estate property taxes on its purchased land in anticipation of development, and other liabilities including the beneficial conversion liability, the fair value of warrants and options. To the extent that the estimates are dramatically different to the actual amounts, it could have a material effect on the financial statements.

	(l)	Impairment of Long-Lived Assets

The Company reviews its long-lived assets, which consist primarily of equipment and software, and real estate inventory for impairment according to whenever events or changes in circumstances indicate. Inventory is stated at the lower of cost (including direct construction costs, capitalized interest and real estate taxes) or fair value less cost to sell. Equipment and software is carried at cost less accumulated depreciation. We assess these assets for recoverability in accordance with the provisions of statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No significant impairments of long-lived assets were recorded in 2005 or 2004.

	(m)	Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), which allows the use of the intrinsic value method. The fair value of options was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Management estimated the volatility factor based on an average of comparable companies.

If the Company had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with SFAS No. 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

	(m)	Stock Based Compensation, continued

	Years ended December 31,
	2005	2004
Net loss as reported	$(1,714,443)	(59,063)
Deduct: Total stock based employee compensation expense determined under the fair value based method for all awards, net of the related tax effects	(123,479)	-
Pro forma net loss	$(1,837,922)	(59,063)
Net loss per share
Basic and diluted – as reported	$(0.22)
Basic and diluted - pro forma	$(0.23)

In December 2004, the Financial Accounting Standard Board (FASB) issued a revision to Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R eliminates the use of the intrinsic value method of accounting under APB Opinion 25, “Accounting for Stock Issued to Employees,” and generally requires a public entity to reflect the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date in its income statement instead of pro forma disclosures in its financial statement footnotes. The grant-date fair value will be estimated using option-pricing models adjusted for unique characteristics of those equity instruments. Among other things, SFAS 123R also requires entities to estimate the number of instruments for which the requisite service is expected to rendered and, if the terms or conditions of an equity award are modified after the grant date, to recognize incremental compensation cost for such a modification by comparing the fair value of the modified award with the fair value of the award immediately before the modification. In addition, SFAS 123R amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing of cash inflow rather than as a reduction of taxes paid. SFAS 123 as amended is effective in the first annual effective reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). As of the required effective date, entities that used the fair-value-based method under the original Statement 123 will apply this revised statement using a modified version of prospective application. The Company has adopted SFAS 123R as of January 1, 2006. Although the Company cannot estimate the exact amount at this time, the Company expects that the adoption of this statement could have a material effect on the financial statements.

(n)	Loss per Common Share

Earnings per share is accounted for in accordance with SFAS No. 128, “Earnings per Share,” which require a dual presentation of basic and diluted earnings per share on the face of the statements of earnings. Basic loss per share is based on the weighted effect of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding.

On December 19, 2005 the Company issued convertible long term notes that are convertible into 5 million shares of common stock and issued 1.5 million common stock warrants. These shares and warrants and 780 thousand stock options have been excluded from loss per share at December 31, 2005 because the effect would be anti-dilutive.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

	(o)	Financial Instruments and Credit Risk

Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in theses accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits. Cash equivalents consist of money market accounts and are typically held in accounts with investment brokers or banks which are secured with high quality short maturity investment securities. The amounts reported for cash and Cash equivalents, notes payable, accounts payable, accrued liabilities, and line of credit are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

	(p)	Risks and Uncertainties

The Company’s current activities are limited to the geographical area of Central Texas which the Company defines as encompassing the Austin Metropolitan Statistical Area, or Austin MSA, and the San Antonio Metropolitan Statistical Area, or San Antonio MSA. This geographic concentration makes the Company’s operations more vulnerable to local economic downturns than those of larger, more diversified companies.

	(q)	Convertible Debt

The convertible debt and the related warrants have been accounted for in accordance with Emerging Issues Task Force (EITF) No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," EITF 00-27, “Application of issue 98-5 to Certain Convertible Instruments”, EITF 05-02 “Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19”, and EIFT 05- 04 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”.

The Company has obtained an independent third party valuation from the firm of Rucci, Bardaro & Barrett PC, as of the date of convertible debt issuances and as of December 31, 2005 to determine the fair market value of its common stock. Management determined that the price of stock quoted on the Over-the-Counter Bulletin Board was not reflective of the market price of the stock as of those days due to insufficient trading and a lack of public information regarding Company financial performance.

	(r)	Derivative Financial Instruments

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, Wilson Holdings estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the Convertible Note in the consolidated financial statements are subject to the changes in the trading value of Wilson Holdings common stock and other assumptions. As a result, our quarterly financial statements may fluctuate from quarter to quarter based on factors, such as the trading value of Wilson Holdings common stock, the amount of shares converted by Convertible Debt Holders in connection with the Convertible Note and exercised in connection with the Convertible Debt Holders Penalty Warrant. Consequently, the consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than Wilson Holdings operating revenues and expenses. See Note 7 regarding valuation methods used for derivative liabilities.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(2)	Summary of Significant Accounting Policies (continued)

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by the Company as of December 31, 2005 were not designated as hedges.

(s) Recent Accounting Pronouncements

Effective July 1, 2005, the Company adopted SFAS No. 153, "Exchanges of Nonmonetary Assets", an amendment of Accounting Principles Board (“APB”) Opinion No. 29 (“SFAS 153”). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively. SFAS 153 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" (“EITF 04-5”). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date. The adoption of this provision of EITF 04-5 did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements. EITF 04-5 must be adopted by January 1, 2006 for all other limited partnerships through a cumulative effect of a change in accounting principle recorded in opening equity or it may be applied retrospectively by adjusting prior period financial statements. The adoption of this provision of EITF 04-5 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). The statement requires retrospective application to prior periods’ financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 is not expected to have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment" (“SFAS 123(r)”), which revised SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees".

(3)	Inventory

The Company’s inventory includes real estate held for sale or development, Land, and Land Under Development which includes real estate under development, development costs and earnest money on land purchase options. As of December 31, 2005, the company owned approximately 798.7 acres of land, and had approximately 783.8 acres under development in Hays County, Texas and Williamson County, Texas (Notes 4 and 5).

Earnest money deposits for land options included in inventory totaled $345,745 at December 31, 2005 of which $245 thousand is non-refundable.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(4)	Investment in Joint Ventures

We exercise significant influence over, but hold no controlling interest in each of the joint ventures with homebuilders. We bear the majority of the rewards and risk of loss for these joint ventures. At December 31, 2005 the Company determined it was the primary beneficiary in certain builder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), "Consolidation of Variable Interest Entities", (VIE) (Note 2 (r)) that we have a significant, but less than controlling, interest in the entities. A total of $408,556 has been included in inventory under such arrangements.

(5)	Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. Also at the time of the merger, trusts belonging to various members of the Wilson family, purchased 1,000,000 shares of common stock for $60,000.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for $279,800 from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and an investor purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share. In December 2005, this same investor purchased $800 thousand of convertible debt. (Note 9)

In August 2005 the Company repaid $121,000 that Mr. Wilson had advanced to the Company prior to the merger with Athena for working capital. In October 2005, the Company repaid the remaining $140,000 advanced by Mr. Wilson to the Company.

The company has obtained a line of credit of $2 million. This line of credit is personally guaranteed by Mr. Wilson.

During 2005, Mr. Wilson’s brother provided services to the Company of approximately $36,000. These services were primarily related to the setting up of the information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 preferred shares issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08%, to the Company in exchange for notes payable of $6,890,988. The notes payable issued have principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.25% as of December 31, 2005. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

As of December 31, 2005, two of the properties had been sold by the Company and repayments of $207,109 of principal and $35,163 of interest had been made to SGL Development, Ltd.

Issuance of Convertible Debt

As part of the convertible debt issuance discussed in Note 9, an existing common stock investor purchased $800 thousand of the total convertible debt that was issued.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(6)	Liquidity and Capital Resources

Liquidity

The Company had $10 million in cash and cash equivalents as of December 31, 2005 and plans to commit substantial cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land. At December 31, 2005 the Company had cash net of short term liabilities of $2.1 million. The Company has $6.7 million of notes payable due June 30, 2006. The notes have a three month extension until September 30, 2006. While the Company plans on having a portion these notes repaid through lot sales, and refinancing the balance with bank or joint venture financing, there is no assurance that we can be successful, possibly forcing liquidation of these assets to prevent default on the notes.

The Company closed on two major land development projects that used $1.46 million in cash to exercise land purchase options, acquire entitled acreage and to purchase finished lots to be used for model homes. In order to retain all of its development rights under existing land purchase contracts and option agreements, the Company will be required to pay approximately $10.2 million for land purchases, installments and option fees through the end of 2006. This includes the development of land including the installation of water, sewage, streets and common areas. The Company intends to continue its growth plan and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots to provide ample supplies for our homebuilder customers. The Company intends to use a combination of debt and joint venture financing as well as cash generated from lot sales to finance these activities.

The Company’s growth will require substantial amounts of cash for earnest money deposits, land purchases, development costs, and to provide financing or surety services to our homebuilder customers. Until the Company begins to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

We have financed the majority of our land and development activities with debt and believe we can do so in the future, through a combination of debt and joint venture financing combined with sales of selected lot positions and options. Our current short term financing is pegged to the Prime Rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on our operations by increasing expenses and cash outlays, which could decrease our profitability or increase our losses, deplete our cash thereby, making it difficult to meet our cash obligations and making it more difficult to meet the borrowing criteria of lenders for financing.

The majority of the Company’s assets are land and land options, which could suffer devaluation if the housing market suffers a significant downturn, due to interest rate increases or other reasons. The Company’s debt might be called requiring liquidation of assets to satisfy our debt obligations. A significant downturn could also make it more difficult for the Company to liquidate assets to raise cash and pay off debts.

In the normal course of business we enter into various land purchase option agreements that require earnest money deposits. Currently we have approximately $345 thousand in earnest money and deposits outstanding of which $245 thousand would be forfeited and expensed if we were to cancel the agreements.

Capital Resources

The Company anticipates purchasing and committing to various agreements to purchase land that could have performance clauses requiring significant cash and borrowings. The majority of the Company’s expenditures in the past have been for inventory, consisting of land and land options. To secure additional inventory, the Company will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities.

We also plan on providing financing services to our homebuilder customers, acting as surety on their interim construction loans or by providing interim construction financing for their projects. We may also provide working capital loans to our homebuilder customers. We believe that with the equity available we can use typical interim construction financing for theses activities.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(6)	Liquidity and Capital Resources (continued)

To address the Company’s cash needs, it raised $10 million of subordinated Convertible Debt in December 2005, due December 1, 2012, at 5% per annum with semi-annual interest payments. In September 2005, we obtained a $2 million line of credit for interim construction financing. The Company anticipates that it will be able to obtain additional financing by leveraging its capital resources, to raise money with the sale of stock or other debt or equity instruments to finance its growth if the Company is successful in executing its strategy. The Company also plans on participating in joint ventures to develop and secure additional land holdings which would decrease the need for cash versus purchasing the property outright.

(7)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land.

Non-Compete

Clark Wilson, the Company’s executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of the covenant not-to-compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. While our current activities do not violate the terms of the covenant, we do not intend to engage in homebuilding activities until the covenant terminates in 2007. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at $6,166 per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

(8)	Income Taxes

Prior to the merger on May 31, 2005, the partnership gains and losses passed through to the individual partners and income taxes are not applicable to previous periods. The Company had an estimated net operating loss carryforward at December 31, 2005 of approximately $1.5 million with a an estimated deferred tax asset of $560 thousand. In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards, in future tax returns, the Company has provided a 100% valuation allowance on its deferred tax assets. A reconciliation of computed income taxes to actual income taxes is as following:

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(8)	Income Taxes (continued)

2005
Loss before taxes	$1,487,586
Statutory Federal income tax rate	34%
Income tax benefit at statutory rate	505,779
State income tax benefit net of Federal benefit	59,503
Change in valuation allowance	(565,282)
Income tax provision	$-

(9)	Indebtedness

In October 2003, the company exchanged notes payable of $279,800 and approximately $95,000 in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly with a maturity date of October 7, 2008. In March of 2005 the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006.

In June 2005 the Company issued a note payable of $6,890,988 with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land (Note 5). This note had a balance of $6,683,879 at December 31, 2005.

Line of Credit

In September 2005, the Company secured a $2,000,000, one year, line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At December 31, the interest rate on borrowings was 7.25% per annum. Loans made on specific lots and construction are collateralized by such property and construction. The Loan is personally guaranteed by Mr. Wilson. On December 31, 2005, the Company had drawn $253,945 against the Loan, which was the balance owed.

Convertible Debt

On December 19, 2005, the Company issued $10,000,000 in aggregate principal amount of 5% Convertible Debt due December 1, 2012 to certain purchasers. The following are the key features of the Convertible Debt: Interest accrues on the principal amount of the Convertible Debt at a rate of 5% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006. The Convertible Debt are due on December 1, 2012 and are convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits, reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the Convertible Debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Debt. Upon a change in control event, each holder of the Convertible Debt may require us to repurchase some or all of its Convertible Debt at a purchase price equal to 100% of the principal amount of the Convertible Debt plus accrued and unpaid interest. The Due Date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the Convertible Debt only after all senior indebtedness has been paid.

The Convertible Debt has a Registration Rights Agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(9)	Indebtedness (continued)

status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided, that in either case such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the Convertible Debt. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the Warrant Shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date (the Company filed a form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the Warrant Shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; (iii) with respect to an additional 25% of the Warrant Shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the Warrant Shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these warrants would be issued.

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement.

The Convertible Note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS133. The freestanding derivative financial instruments are the Penalty Warrants, which were initially valued individually and totaled $652,500. The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, referred to as the "Single Compound Embedded Derivatives". The single compound embedded derivative features include the conversion feature within the Convertible Note, the early redemption option and the Fixed Price Conversion adjustment. The value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the Convertible Note of approximately $4,350,000. The unamortized discount will be amortized to interest expense using the effective interest method over the life of the Convertible Note, or 72 months.

The Penalty Warrants were initially valued based on the fair value of the Company’s common stock of $1.64, using a Black- Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of10 years; and a 60% volatility factor. The unamortized discount will be amortized to interest expense the 6 year life of the notes using the effective interest rate method.

The Company also incurred closing costs of $588 thousand which included placement agent fees of $450 thousand plus 750 thousand fully vested warrants with a 10 year exercise period, to purchase the Company’s common stock at $2.00 per share valued at $829 thousand, for a total of $1.3 million to be amortized over the 6 year life of the notes using the effective interest rate method. The warrants were valued based on the fair value of the Company’s common stock of $1.64, using a Black- Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Using a Black-Scholes model, the fair value of the Derivative Liability with Single Compound Embedded Derivatives within Convertible Note was initially computed at $4,350,000 as of December 31, 2005, using substantially the same assumptions as stated above. The fair value of the additional embedded

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(9)	Indebtedness (continued)

derivative instruments were immaterial at December 31, 2005. The value of this single, compound embedded derivative instrument was bifurcated from the debt host contract and recorded as a derivative liability which resulted in a reduction of the initial carrying amount (as unamortized discount) to the notional amount of the Convertible Note.

Convertible Note at Inception and December 31, 2005

Notional balance	$ 10,000,000
Adjustments:
Discount for derivative liability – Convertible note
with compound embedded derivatives	(4,350,000)
Discount of derivative liability – Contingent warrants
issued to convertible debt holders	(652,500)
Subtotal of adjustments	(5,002,500)
Convertible notes balance, net of unamortized discount	$ 4,997,500

The above derivative liabilities were re-valued as of December 31, 2005 based on fair value of the Company's common stock of $1.64, using a Black-Scholes valuation, using substantially the same assumptions stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $172,500.

Notes Payable

In November of 2005, the Company paid cash and issued a long-term note payable of $424,700 with a maturity date of February 15, 2008 at an interest rate of 6.5% for the purchase of approximately 31 acres of land. One installment of $212,350 plus interest will be payable on February 15, 2007, and the balance of the principal and accrued interest will be due and payable on February 15, 2008. The interest rate will increase to 12% on matured, unpaid amounts. The note can be prepaid at anytime without penalty and is secured by real estate.

(10)	Acquisitions

On October 11, 2005, pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc., a Nevada corporation formerly known as Cole Computer Corporation (“Cole”), Wilson Acquisition Corp., a Delaware corporation, Wilson Holdings, Inc., (“WFC”), and a majority of the shareholders, Wilson Acquisition Corp. was merged with and into the Company, and the Company became a wholly-owned subsidiary of Wilson Holdings, Inc. (the “Merger”). As a result of the Merger, Wilson Holdings, Inc., which previously had no material operations, acquired the business of the WFC.

Approximately 16.8 million shares were issued to holders of issued and outstanding WFC common and preferred stock. Former holders of options to purchase the common stock of the WFC hold rights to purchase in the aggregate approximately 780,000 shares of Company common stock.

This transaction was accounted for as a reverse merger and as a result of this transaction, the Company has become a publicly traded entity. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”. The transaction was accounted for as a reverse merger. Cole had no significant assets, liabilities or operations.

Upon consummation of the Merger each share of Company common stock was converted into one share of common stock of Wilson Holdings, Inc., and each share of Company Series A Convertible Preferred Stock was converted into one share of common stock of Wilson Holdings, Inc. Therefore the proforma effect of Cole on the Company’s operations was not material.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

Immediately prior to the Merger, as the result of a reverse stock split and the conversion of certain indebtedness into shares of the Company’s common stock, there were approximately 901,836 shares of the Company’s common stock outstanding.

(10)	Acquisitions (continued)

Prior to the merger with Cole, WFC exchanged 9,000,000 shares of common stock in exchange for all assets, liabilities and partners’ equity of Athena Equity Partners-Hays, L/P., (“Athena”), in May 2005. The shares of common stock were valued based on fair market value of assets acquired. The assets of Athena included approximately 15 acres of land with a carrying value of $375,354 secured by a note payable totaling $279,800. The fair value of assets acquired was allocated as follows:

Cash	$46,146
Other assets	42,699
Land inventory	375,354
Notes payable	(279,800)
Other liabilities	(166,113)
Net assets acquired with common stock	$18,286

(11)	Common Stock

The Company is authorized to issue 80,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(12)	Preferred Stock

The Company was authorized to issued up to 10,000,000 shares of Preferred Stock with a par value of $0.001 per share prior to the reverse merger.

In June 2005, the Company sold 4,400,000 shares of Series A Convertible Preferred Stock, (Series A Preferred), Par Value $0.001 per share, at a price of $1.00 per share (Note 4).

Also in June 2005 the Company issued 2,404,789 Series A Preferred Stock in conjunction with the acquisition of 24% interesting in a 736 acre tract of land valued at $2,404,789.

The Series A Preferred has a liquidation preference of $1.00 per share plus accrued dividends, (“Liquidation Amount”). The Series A Preferred can only be redeemed at the Company’s option for a price of $4.00 per share the first year, $5.00 per share in the second year and $7.50 per share the third year. The shares can be converted at the option of the holder. The conversion rate is the current Liquidation Amounts divided by the Conversion Price. The Conversion Price shall initially be the original purchase price of the stock. The stock shall automatically convert in a 1933 Act filing at $6 per share or more, a merger or a business combination with a public entity or upon vote of a majority of holders of the preferred stock.

Conversion to Common Stock

On October 11, 2005 each share of Series A Preferred was converted into one share of common stock per the terms of the Merger. The Company is currently not authorized to issue preferred stock.

(13)	Common Stock Option / Stock Incentive Plan

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan”, the “Stock Option Plan”. The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. This plan was assumed by Wilson Holdings, Inc. at the time of the Cole merger. The fair value of the options granted under the plan was determined by the Board of Directors (“Board”) prior to the merger with Cole.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

The Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

(13)	Common Stock Option / Stock Incentive Plan (continued)

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares. The Company had 900,478 shares of common stock available for future grants under the Plan at December 31, 2005.

The Company applies APB No. 25 in accounting for its stock options issued to employees and, accordingly, no compensation cost has been recognized in the financial statements as the exercise prices of the options granted were deemed to equal or exceed the fair value of the underlying common stock at the date of grant. The Statement of Financial Accounting Standards (“SFAS”) No. 123, "Accounting for Stock-Based Compensation", prescribes accounting and reporting standards for all stock- based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued To Employees", and (“APB 25”), which allows the use of the intrinsic value method.

Options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options were issued pursuant to the Plan and are reflected in the disclosures below. None of the options issued to date were vested as of December 31, 2005. The Company issued options to purchase 850,000 share of common stock at a strike price of $2.00 per share during 2005. These options had a fair value of $1.45 per share. The fair value of options issued in 2005 was calculated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor. Management estimated the volatility factor based on an average of comparable companies. Options issued during 2005 to employees had a fair value of $1.45 per share. There were no options issued prior to the Plan’s inception in August 2005. A summary of activity in common stock options for the Year ending December 31, 2005 are as follow:

			Weighted-
		Range of	Average
	Shares	Exercise Prices	Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	70,000	-	-
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Add: Available for issuance	900,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at December 31, 2005:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
780,000	10.0	$2.00	-	-	-

The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date.

WILSON HOLDINGS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2005 and 2004

(14)	Subsequent Events

The Company filed a Form SB-2 registration statement on February 2, 2006 in order to register 6,000,000 shares of Common Stock. It is anticipated that the acceptance of this registration statement will satisfy the initial registration requirement related to the Convertible Notes as discussed in Note 7. As of the date of these financial statements, the Form SB-2 registration statement had not yet been accepted by the SEC.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS FOR WILSON HOLDINGS, INC.
Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005	F-23
Consolidated Statements of Operations for the three months ended March 31, 2006 and 2005	F-24
Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005	F-25
Notes to Consolidated Financial Statements -Three months ended March 31, 2006 and 2005 and December 31, 2005	F-26

WILSON HOLDINGS, INC.
Consolidated Balance Sheets
As of March 31, 2006 and December 31, 2005

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,552,916	10,019,816
Inventory
Land	10,666,838	12,299,872
Construction in progress	7,485,294	655,145
Total inventory	18,152,132	12,955,017
Other assets	34,303	48,056
Total current assets	25,739,351	23,022,889

Non-current assets:
Debt issuance costs, net of amortization	1,414,682	1,420,669
Equipment and software, net of accumulated depreciation and amortization	209,330	70,875
Total assets	27,363,363	24,514,433

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	1,919,241	260,137
Notes payable	6,421,565	6,683,879
Lines of credit	2,667,262	253,945
Accrued expenses	287,722	135,168
Accrued interest	450,994	237,592
Deferred revenue	11,223	11,223
Notes payable, related party	-	279,800
Total current liabilities	11,758,007	7,861,744
Long term liabilities:
Notes payable	-	424,700
Notes payable, related party	279,800	-
Convertible debt, net of $4,823,839 and $5,002,500 discount,
respectively	5,176,161	4,997,500
Derivative liability, convertible note compound embedded
derivative	4,800,000	4,500,000
Derivative liability, contingent warrants issued to convertible
debt holders	720,000	675,000
Total long term liabilities	10,975,961	10,597,200
Total liabilities	22,733,968	18,458,944
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 80,000,000 shares authorized, 17,706,625 shares issued and outstanding at March 31, 2006 and December 31, 2005	17,707	17,707
Additional paid in capital, common stock	7,697,868	7,697,868
Retained deficit	(3,086,180)	(1,660,086)
Total stockholders' equity	4,629,395	6,055,489
Total liabilities and stockholders' equity	$27,363,363	24,514,433

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and 2005

	March 31,	March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenues:
Revenues	$1,033,000	-
Cost of revenues	659,086	-
Gross profit	373,914	-
Costs and expenses:
Corporate general and administration	990,226	503
Sales and marketing	129,082	-

Total costs and expenses	1,119,308	503
Operating loss	(745,394)	(503)
Other income (expense):
Loss on fair value of derivatives	(345,000)	-
Interest income	96,955	28
Interest expense	(514,471)	(429)
Total other expense	(762,516)	(401)
Net loss	$(1,507,910)	(904)

Basic and diluted loss per share	$(0.09)

Basic and diluted weighted average common shares outstanding	17,706,625

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2005

	March 31,	March 31,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,507,910)	(904)
Non cash adjustments:
Loss on fair value of derivative liability	345,000	-
Amortization of convertible debt discount	178,661	-
Amortization of debt issuance costs	53,051	-
Compensation expense	81,816
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,665	-
Increase in total inventory	(5,197,115)	-
Decrease in other assets	13,753	-
Increase in accounts payable	1,659,104	-
Increase in other payables	152,554	(60)
Increase in interest payable	213,402	429
Net cash used in operating activities	(3,995,019)	(535)
Cash flows from investing activities:
Purchase of fixed assets	(151,119)	-
Net cash used in investing activities	(151,119)	-
Cash flows from financing activities:
Repayments of notes payable, net	(262,314)	-
Advances on lines of credit	2,413,317	-
Repayment of long term notes	(424,700)	-
Cash paid for debt issuance costs	(47,065)	-
Net cash provided by financing activities	1,679,238	-
Net (decrease) in cash and cash equivalents	(2,466,900)	(535)
Cash and cash equivalents at beginning of period	10,019,816	8,943
Cash and cash equivalents at end of period	$7,552,916	8,408

Supplemental disclosures of cash flow information:
Cash paid for interest	$90,165	-
Cash paid for income taxes	$-	-

See accompanying notes to the consolidated financial statements.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(1)	Organization and Business Activity

Wilson Holdings, Inc., (the “Company”) is a Nevada corporation formerly known as Cole Computer Corporation, a Nevada corporation. Effective October 11, 2005 pursuant to an Agreement and Plan of Reorganization dated as of September 2, 2005 by and among Wilson Holdings, Inc. and a majority of the shareholders, Wilson Acquisition Corp., a Delaware corporation and Wilson Family Communities, Inc., (“WFC”), were merged with and into the Company. The Company’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “WSHD.OB”.

The Company is focused on three types of activities: (1) strategic land acquisition (2) land development and related services and (3) services to homebuilders.

Strategic land acquisition: The core business plan is to acquire land and land rights either through purchase or option agreements.

Land development and related Services: In connection with the Company’s land acquisition efforts, and based upon its strategic market analysis, it prepares raw real estate for development and sells land for development. It offers assistance and site-specific analysis to land owners desiring to maximize land values. Such analysis can help owners design neighborhoods with pocket parks, natural space, and varying lot sizes to attract a broader range of buyers; accelerating the absorption of the subdivision and thereby maximizing value. In tandem with the land acquisition efforts, the Company prepares real estate for development and sells undeveloped real estate. Its planned target group for sales is experienced local homebuilders and national homebuilders.

Services to homebuilders: The Company delivers customized services to local builders who have strong technical skills but whom may lack the financial resources to compete effectively against national companies. In addition to selling lots to builders, the Company offers the builders a package of services designed to help them effectively compete against national builders. These services include marketing, sales, accounting, bill payment, compliance reviews, financing and surety and management services. The Company’s homebuilding services represent a complimentary strategy to accelerate the rate of sales of its land holdings.

(2)	Summary of Significant Accounting Policies

(a) Consolidation of Variable Interest Entities

The Company offers certain homebuilder customers surety for their interim construction loans and cash advances to facilitate sales of the Company’s lots. The Company may be considered the primary beneficiary as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, (VIE) and the Company may have a significant, but less than controlling, interest in the entities. The Company accounts for each of these entities in accordance with FIN 46(R). Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, any of these entities. Factors considered in determining whether the Company has significant influence or has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement.

(b) Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective-transition method. Under this transition method, compensation expense recognized during the three months ended March 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified-prospective-transition method, results for prior periods have not been restated. The adoption of SFAS 123R resulted in a charge to net losses of approximately $82 thousand for the three months ended March 31, 2006. Before January 1, 2006, the Company accounted for its stock options using the intrinsic value method.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(3)	Inventory

The Company’s inventory includes real estate held for sale or development, land, and land under development, which includes real estate under development, development costs and earnest money on land purchase options. As of March 31, 2006, it had approximately 1,730 acres of land under contract, plus owned approximately 795.2 acres that is under development in Hays and Williamson County, Texas. Earnest money deposits for land options included in inventory totaled approximately $1.2 million at March 31, 2006, of which all is non-refundable.

(4)	Consolidation of Variable Interest Entities

We exercise significant influence over, but hold no controlling interest with homebuilder customers but we bear the majority of the rewards and risk of loss. At March 31, 2006, the Company determined it was the primary beneficiary in certain homebuilder agreements as defined under FASB Interpretation No. 46(R) (“FIN 46(R)”), Consolidation of Variable Interest Entities, (VIE) (Note 2 (a)) that we have a significant, but less than controlling, interest in the entities. The results of these customers have been consolidated into our financial statements.

(5)	Related Party Transactions

In 2004, Clark N. Wilson became the sole remaining partner of Athena. On May 31, 2005 Athena merged with WFC and the remaining Athena assets and partnership interests were exchanged for 9,000,000 shares of WFC common stock. In addition, at the time of the merger, trusts belonging to various members of the Wilson family purchased 1,000,000 shares of common stock for $60 thousand.

In March of 2005, some of the trusts belonging to the Wilson family purchased a note for approximately $280 thousand from a third party that is secured by approximately 15 acres of land. The terms of the notes payable to Wilson family trusts remained the same at 8% per annum but the maturity date was changed from October 7, 2008 to April 4, 2006 when the entire principal and interest will be due and payable. On March 29, 2006, the note was extended for two years, maturing on April 4, 2008. (Note 9)

In June 2005, Clark N. Wilson, President and CEO of the Company and an investor purchased 2,200,000 and 2,000,000 shares respectively, of Series A Convertible Preferred Stock from the company for $1.00 per share. In December 2005, this same investor purchased $800 thousand of convertible debt. (Note 9)

In August 2005, the Company repaid $121 thousand that Mr. Wilson had advanced to the Company before the merger with Athena for working capital. In October 2005, the Company repaid the remaining $140 thousand advanced by Mr. Wilson to the Company.

In 2005, the company obtained a line of credit of $2 million that was personally guaranteed by the Company’s CEO.

During the three months ended March 31, 2006, Mr. Wilson’s brother provided services to the Company of approximately $15 thousand. These services were primarily related to information systems for the Company. Management believes that these services were provided at fair market value.

Real Property Purchase

SGL Development, Ltd. and SGL Investments, Ltd., (collectively, “SGL”) were owners of approximately 736 acres of undivided land in Hays County, Texas. Clark N. Wilson directly and beneficially (through Steamboat Joint Venture) owned 13.59% (Wilson Beneficial Interest) of the property and John O. Gorman indirectly owned 12.33% (Gorman Beneficial Interest) of the property. In June 2005, SGL distributed to Mr. Wilson and Mr. Gorman their beneficial ownership in the property which they sold to the Company in exchange for 1,260,826 and 1,143,963 respectively of the 2,404,789 preferred shares issued by the Company in the transaction. SGL then sold the remaining property, approximately 74.08%, to the Company in exchange for notes payable of approximately $6.9 million. The Company believes it purchased the property at fair market value due to the other parties involved in the transaction. The notes payable issued have principal and interest due at maturity on June 30, 2006, with interest at the prime rate as reported in the Wall Street Journal adjusted for changes, (“Prime Rate”) for the first six months, Prime Rate plus 2.00% for the second six months and Prime Rate plus 2.25% with an exercise of an extension period of 90 days on the notes if the notes are not in default. The interest rate on the notes increased to 9.75% as of March 31, 2006. The notes are secured by the entire property acquired. There is a provision for partial releases of the land, lots, and tracts, with assignments ranging from 100% to 140% of the par value per acre as a condition of the releases.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(5)	Related Party Transactions (continued)

Real Property Purchase (continued)

As of March 31, 2006, 5 properties had been sold, and the Company had repaid approximately $502 thousand of principal and approximately $73 thousand interest on the notes. At December 31, 2005, two of the properties had been sold by the Company and repayments of approximately $207 thousand of principal and approximately $35 thousand of interest had been made to SGL Development, Ltd. The Company has not experienced losses on the sales of these properties.

(6)	Liquidity and Capital Resources

Issuance of Convertible Debt

As part of the convertible debt issuance discussed in Note 9, an existing common stock investor purchased $800 thousand of the total convertible debt that was issued.

Liquidity

The Company had approximately $7.6 million in cash and cash equivalents at March 31, 2006 and plans to commit several million dollars in cash for the option rights to purchase land and guarantee certain payments regarding the development of the optioned land over the next year. At March 31, 2006, it had approximately $11.8 million of current liabilities. $6.2 million of notes payable are due June 30, 2006. The notes have a three-month extension until September 30, 2006. While the Company plans on having a portion these notes repaid through lot sales, raw land sales and refinancing the balance with bank or joint venture financing, there is no assurance that it can be successful, possibly using the majority of its available cash or forcing liquidation of a portion of these assets, or delaying or canceling other projects. The Company secured another line of credit of approximately $2.7 million, totaling $4.7 million in lines of credit. It had $2.1 million drawn against these lines of credit, which will be repaid as properties are sold. Approximately $762 thousand of the notes payable relate to VIE’s that had drawn on lines of credit guaranteed by the Company that will be repaid with home sales. The Company currently does not expect to experience losses from these guarantees.

In order to retain all of its development rights under existing land purchase contracts and option agreements, the Company will be required to pay approximately $15 million for land purchases, installments and option fees through the end of 2006. This includes the development of land including the installation of water, sewage, streets and common areas. The Company intends to continue its growth plans and expects to purchase or obtain options to purchase additional acreage for development and additional finished lots, to provide ample supplies for its homebuilder customers. The Company intends to raise additional equity, use a combination of debt and joint venture financing as well as cash generated from lot and land sales, to finance these activities.

The Company’s growth will require substantial amounts of cash, for earnest money deposits, land purchases, development costs, interest payments and to provide financing or surety services to its homebuilder customers. Until it begins to sell an adequate number of lots and services to cover monthly operating expenses, sales, marketing, general and administrative costs will deplete cash.

To maintain its liquidity, the Company has financed the majority of its land and development activities with debt and believes it can do so in the future, through a combination of debt and joint venture financing combined with sales of selected lot positions, land and lot options, and the raising additional equity. The Company’s current short term financing is adjusted relative to the prime rate, which has increased over the past few months and could increase substantially in the future. An increase in interest rates could have a material adverse effect on its operations by increasing expenses and cash outlays, decreasing profitability or increasing losses, depleting cash and thereby making it difficult to meet the Company’s cash obligations and make future borrowings more difficult.

Land comprises the majority of the Company’s assets, which could suffer devaluation if the housing and real estate markets suffer a significant downturn, due to interest rate increases or other reasons. The Company’s debt might then be called requiring liquidation of assets to satisfy its debt obligations or the use its cash. A significant downturn could also make it more difficult for the Company to liquidate assets to raise cash and pay off debts which could have a material adverse effect upon the Company.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(6)	Liquidity and Capital Resources (continued)

Liquidity (continued)

In the normal course of business, the Company enters into various land purchase option agreements that require earnest money deposits. Currently it has approximately $1.2 million in earnest money and deposits outstanding of which the entire $1.2 million would be forfeited and expensed if the Company were to cancel the agreements.

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012, with interest payments due June 1 and December 1 beginning in 2006 until converted. These interest payments will be paid from cash and total approximately $500 thousand per year.

Capital Resources

The Company anticipates purchasing and committing to various agreements to purchase land that could have performance clauses requiring several million dollars in cash and borrowings. The majority of its expenditures in the past have been for inventory, consisting of land, land development and land options totaling almost $18 million as of March 31, 2006. To secure additional inventory, it will be required to put up earnest money deposits, make cash down payments, acquire acreage tracts and pay for certain land development activities costing several million dollars.

The Company also provides financing services to its homebuilder customers, acting as surety on their interim construction loans or by providing interim construction financing for their projects. The Company may also provide working capital loans to its homebuilder customers. The Company plans to raise additional equity, combined with its current equity and convertible debt, to obtain interim construction and development financing. The Company believes that it can use acquired properties to finance 50% to 80% of the cost of the land and development. The Company intends on maintaining a debt to equity ratio below 7.5 to 1.

To address the Company’s cash needs, it raised $10 million of subordinated convertible debt in December 2005 due December 1, 2012, at 5% per annum with semi-annual interest payments. In September 2005, it obtained a $2 million line of credit for interim construction financing, of which it has drawn approximately $847 thousand, which is the balance due. Each draw on the construction loan is required to be repaid within one year, with the interest rate per annum at the prime rate. In March 2006, the Company obtained an additional construction loan of approximately $2.7 million, which will be repaid during the year following completion, currently expected to be July 2006, through lots sales as homes are sold. Minimum repayments of $440 thousand must be repaid every three months with the lot sales, or the Company will pay the shortfall.

The Company anticipates that it will be able to obtain additional financing by leveraging its capital resources and to raise money with the sale of stock or other debt or equity instruments to finance its growth. The Company also plans to participate in joint ventures to develop and secure additional land holdings, which would decrease the need for cash, versus purchasing the property outright, but could pose other risks such as the financial condition of the joint venture partner, which would be disclosed upon reaching definitive agreements.

The Company has notes payable of approximately $6.2 million maturing on June 30, 2006, with principal and interest due. The notes can be extended until September 30, 2006 at prime plus 2.25% at the option of the Company. If the Company is unable to refinance the notes, it would have to pay the $6.7 million in cash. It intends to refinance these notes through a combination of land sales, debt and joint venture financing. If it is unable to refinance or pay off the notes, then there could be a material adverse effect on the Company, forcing it to use all of its cash, liquidate assets at possibly unfavorable terms, or forcing it to default and face severe legal ramifications as well as put the Company in default with its debt holders.

(7)	Commitments and Contingencies

Options Purchase Agreements

In order to ensure the future availability of land for homebuilding, the Company plans to enter into lot option purchase agreements with unaffiliated third parties. Under the proposed option agreements, the Company pays a stated deposit in consideration for the right to purchase land at a future time, usually at predetermined prices or percentage of proceeds as homes are sold. These options generally do not contain performance requirements from the Company nor obligate the Company to purchase the land.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(7)	Commitments and Contingencies (continued)

Non-Compete

Clark Wilson, the Company’s executive officer, served as the President and Chief Executive Officer of Clark Wilson Homes, Inc., a subsidiary of Capital Pacific Holdings, from 1992 to 2002. Pursuant to an agreement executed in connection with the sale of Clark Wilson Homes to J.M. Peters Company in 1994, Mr. Wilson agreed not to engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in certain portions of the United States in which we plan to do business, including the Central Texas region, as well as in any other county in the United States in which J.M. Peters Company conducts business. The stated term of the covenant not-to-compete is five years from the date his employment terminated, for certain enumerated counties in Texas, including the counties in and around, Austin, Dallas, Houston and San Antonio, Texas, and for three years for certain other counties in the United States, beginning on the date Mr. Wilson’s employment with Capital Pacific terminated which occurred in 2002. The covenant not to compete relates to the business of building homes and not the purchase and sale of real estate as contemplated by us. In the Company’s opinion, its current activities do not violate the terms of the covenant, and we do not intend to engage in homebuilding activities until the covenant terminates in June of 2007. The Company’s consolidation of its homebuilding customers required under certain reporting requirements, specifically FIN 46(R) should not be construed as a legal merger of the entities. If J. M. Peters determines that these activities do violate the covenant, and if that determination results in a claim, the Company will likely incur material legal costs as a result.

Litigation

The Company is not aware of any material pending legal proceedings, or other litigation incidental to our business, which would have a material adverse affect, to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

Office Lease

The Company entered into a sublease agreement with a related party for 4,000 square feet of office space. The sublease term is nineteen months beginning July 1, 2005 at approximately $6 thousand per month and may be cancelled by either party with 60 days written notice. The Lease provides for expansion space with 30 days written notice.

Loan Guarantees

The Company is the guarantor of a $5 million master construction line of credit that matures on January 11, 2007, for one of its homebuilding customers. Under the agreement, the Company, as Guarantor, is subject to certain covenants. Among others, the Company must maintain a minimum tangible net worth of $2.5 million, its debt to equity ratio shall not exceed 7.5 to 1 as of the end of any calendar quarter, and Mr. Clark Wilson must remain active in the day to day business management affairs of the Company. At March 31, 2006, approximately $523 thousand had been drawn against the line of credit.

(8)	Indebtedness

In October 2003, the company exchanged notes payable of approximately $280 thousand and approximately $95 thousand in cash for approximately 15 acres of land in Hays County, Texas. Interest on the note was 8% per annum, payable quarterly witha maturity date of October 7, 2008. In March of 2005, the note was purchased by trusts belonging to some Wilson family members. The interest rate remained the same at 8% per annum but the maturity date changed to April 4, 2006. In March 2006 the Company renegotiated an extension on the note until April 4, 2008. All other terms remained the same.

In June 2005 the Company issued a note payable of approximately $6.9 million with a maturity date of June 30, 2006 at an escalating interest rate for approximately 74% of 736 acres of land (Note 5). This note had a balance of approximately $6.2 and approximately $6.7 at March 31, 2006 and December 31, 2005, respectively.

Lines of Credit

In September 2005, the Company secured a $2 million, one year, line of credit master construction loan that provides for draws and repayments for construction and lots. Interest is payable monthly and each draw must be repaid within one year. At December 31, the interest rate on borrowings was 7.25% per annum.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(8)	Indebtedness (continued)

Lines of Credit (continued)

Loans made on specific lots and construction is collateralized by such property and construction. Mr. Wilson personally guarantees the Loan. The Company had drawn approximately $847 thousand and approximately $254 thousand against the loan at March 31, 2006 and December 31, 2005, respectively, which was the balance owed.

In March 2006, the Company secured, from a different lending institution, a $3.0 million development loan agreement, maturing on March 30, 2007, at prime plus 0.50% with a minimum floor of 7.00%, and interest payable monthly. The loan limit will be the lesser of the $3.0 million or 70% of the market value reflected on the approved appraisal. The loan is secured by the property being developed into single-family home lots, totaling approximately 32.6 acres located in Williamson County, Texas. Each of the lots will be released upon payment to the bank of either 125% of the loan basis or 90% of the net sales proceeds for each lot to be released. The Company must make cumulative principal reductions in the aggregate amount of approximately $440 thousand every three months calendar months beginning at the end of the first calendar month in which the completion date occurs and the Company cannot modify or amend its organizational documents without prior written consent. At March 31, 2006, the Company had drawn approximately $1.3 million against the line of credit.

Convertible Debt

On December 19, 2005, the Company issued $10 million in aggregate principal amount of 5% Convertible Debt due December 1, 2012 to certain purchasers. The following are the key features of the Convertible Debt: Interest accrues on the principal amount of the Convertible Debt at a rate of 5% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2006. The Convertible Debt is due on December 1, 2012 and is convertible, at the option of the holder, into shares of our common stock at a conversion price of $2.00 per share. The conversion price is subject to adjustment for stock splits; reverse stock splits, recapitalizations and similar corporate actions. An adjustment in the conversion price is also triggered upon the issuance of certain equity or equity-linked securities with a conversion price, exercise price or share price less than $2.00 per share. The anti-dilution provisions state the conversion price cannot be lower than $1.00 per share.

The Company may redeem all or a portion of the Convertible Debt after December 1, 2008 at a redemption price that incorporates a premium that ranges from 10% to 3% during the period beginning December 1, 2008 and ending on the Due Date. In addition, the redemption price will include any accrued but unpaid interest on the Convertible Debt. Upon a change in control event, each holder of the Convertible Debt may require us to repurchase some or all of its Convertible Debt at a purchase price equal to 100% of the principal amount of the Convertible Debt plus accrued and unpaid interest. The Due Date may accelerate in the event the Company commences any case relating to bankruptcy or insolvency, or related events of default. The Company’s assets will be available to pay obligations on the Convertible Debt only after all senior indebtedness has been paid.

The Convertible Debt has a Registration Rights Agreements (RRA), whereby the Company must use its best efforts to have its associated registration statement effective not later than 120 days after the closing (December 19, 2005). Further, the Company must maintain the registration statement in an effective status until the earlier to occur of (i) the date after which all the registrable shares registered thereunder shall have been sold and (ii) the second anniversary of the later to occur of (a) the closing date, and (b) the date on which each Warrant has been exercised in full and after which by the terms of such Warrant there are no additional warrant shares as to which the warrant may become exercisable; provided, that in either case such date shall be extended by the amount of time of any suspension period. Thereafter the Company shall be entitled to withdraw the registration statement, and upon such withdrawal and notice to the investors, the investors shall have no further right to offer or sell any of the registrable shares pursuant to the registration statement.

The Company also issued warrants to purchase an aggregate of 750,000 shares of common stock to the purchasers of the Convertible Debt. The warrants are exercisable only upon the occurrence of certain events and then only in the amount specified as follows: (i) with respect to 25% of the Warrant Shares, on February 3, 2006 if this registration statement shall not have been filed with the SEC by such date (the Company filed a form SB-2 registration statement on February 2, 2006); (ii) with respect to an additional 25% of the Warrant Shares, on April 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date, which it wasn’t; (iii) with respect to an additional 25% of the Warrant Shares, on May 19, 2006 if this registration statement shall not have been declared effective by the SEC by such date; and (iv) with respect to the final 25% of the Warrant Shares, on June 18, 2006 if this registration statement shall not have been declared effective by the SEC by such date. Management has recorded the fair value of these warrants due to the uncertainty surrounding the timeline of getting the registration statement effected and the high probability that these warrants would be issued.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(8)	Indebtedness (continued)

Convertible Debt (continued)

Wilson Holdings accounts for all derivative financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet and measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement.

The Convertible Note is a hybrid instrument which contains both freestanding derivative financial instruments and more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The freestanding derivative financial instruments are the Penalty Warrants, which were initially valued individually and totaled approximately $653 thousand. The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract, referred to as the “Single Compound Embedded Derivatives.” The single compound embedded derivative features include the conversion feature within the Convertible Note, the early redemption option and the Fixed Price Conversion adjustment. The initial value of the single compound embedded derivative liability was bifurcated from the debt host contract and recorded as a derivative liability, which resulted in a reduction of the initial carrying amount (as unamortized discount) of the Convertible Note of approximately $4.4 million. The unamortized discount will be amortized using the straight-line method over the life of the Convertible Note, or 7 years. The Penalty Warrants were valued based on the fair value of the Company’s common stock on the issuance date of $1.60, using a Black-Scholes valuation model, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of the warrants of 10 years; and a 60% volatility factor. The unamortized discount is being amortized to interest expense over the 7-year life of the notes using the straight-line method.

The Company also incurred closing costs of $635 thousand which included placement agent fees of $450 thousand, plus 750,000 fully vested warrants with a 10 year exercise period, to purchase the Company’s common stock at $2.00 per share valued at $829 thousand, for a total of $1.4 million to be amortized over the 7-year life of the notes using the effective interest rate method. These warrants were valued based on the fair value of the Company’s common stock of $1.60, using a Black- Scholes valuation model, at a $2.00 exercise price, risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of warrants of 10 years; and a 60% volatility factor.

Using a Black-Scholes model, the fair value of the Derivative Liability with Single Compound Embedded Derivatives within Convertible Note was computed at approximately $4.4 million as of December 31, 2005, using substantially the same assumptions as stated above. The fair value of the additional embedded derivative instruments was immaterial at December 31, 2005. The value of this single, compound embedded derivative instrument was bifurcated from the debt host contract and recorded as a derivative liability which resulted in a reduction of the initial carrying amount (as unamortized discount) to the notional amount of the Convertible Note.

Convertible Note at March 31, 2006 and at December 31, 2005

	March 31,	December 31,
	2006	2006
Notional balance	$10,000,000	10,000,000
Unamortized discount	4,823,839	5,002,500
Convertible debt balance, net of unamortized	$5,176,161	4,997,500

The above derivative liabilities were re-valued as of December 31, 2005 based on fair value of the Company’s common stock of $1.64, using an independent valuation, using substantially the same assumptions stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $173 thousand.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(8)	Indebtedness (continued)

Convertible Debt (continued)

At March 31, 2006, the derivative liabilities were re-valued based on the fair value of the Company’s common stock of $1.71, using an independent valuation, using the same assumptions as stated above. This resulted in a loss on fair value of derivative liabilities and an increase in the derivative liabilities by approximately $345 thousand for the three months ended March 31, 2006.

The following is a summary of derivative liabilities:

	March 31,	December 31,
	2006	2006
Convertible note compound embedded derivatives	$4,800,000	4,500,000
Warrants	720,000	675,000
Total derivative liabilities	$5,520,000	5,175,000

Notes Payable

In November of 2005, the Company paid cash and issued a long-term note payable of approximately $425 thousand with a maturity date of February 15, 2008 at an interest rate of 6.5% for the purchase of approximately 31 acres of land. The terms of the note payable called for one installment of approximately $213 thousand plus interest, payable on February 15, 2007, and the balance of the principal and accrued interest due and payable on February 15, 2008. The interest rate would increase to 12% on matured, unpaid amounts. The note can be prepaid at anytime without penalty and is secured by the real estate purchased. The Company repaid the note in March 2006.

(9)	Common Stock

The Company is authorized to issue 80,000,000 shares of common stock. Each common stockholder is entitled to one vote per share of common stock owned.

(10)	Common Stock Option / Stock Incentive Plan

Stock Option Plan

In August 2005, the Company adopted the “Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan,” the “Stock Option Plan.” The plan contains two separate equity programs: 1) the Option Grant Program for eligible persons at the discretion of the plan administrator, be granted options to purchase shares of common stock and 2) the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company or any parent or subsidiary. The market value of the shares underlying option issuance prior to the Merger was determined by the Board of Directors as of the grant date. This plan was assumed by Wilson Holdings, Inc. at the time of the Cole merger. The fair value of the options granted under the plan was determined by the Board of Directors (“Board”) prior to the merger with Cole.

The Board is the plan administrator and has full authority (subject to provisions of the plan) and it may delegate a committee to carry out the functions of the administrator. Persons eligible to participate in the plan are employees, non-employee members of the Board or member of the board of directors of any parent or subsidiary.

The stock issued under the Stock Option Plan shall not exceed 1,680,478 shares. Unless terminated at an earlier date by action of the Board of Directors, the Plan terminates upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board or (2) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares. The Company had 770,478 shares of common stock available for future grants under the Plan at March 31, 2006.

Compensation expense related to the Company’s share-based awards during the three months ended March 31, 2006 was approximately $82 thousand, of which approximately $50 thousand related to stock options resulting from the adoption of SFAS 123R. There was no compensation expense for the three months ended March 31, 2005 as no share based compensation plan was in place at the time.

WILSON HOLDINGS, INC.
Notes to Unaudited Consolidated Financial Statements

(10)	Common Stock Option / Stock Incentive Plan (continued)

Stock Option Plan (continued)

Prior to January 1, 2006, options granted to non-employees were recorded at fair value in accordance with SFAS No. 123 and EITF 96-18. These options are issued pursuant to the Plan and are reflected in the disclosures below. None of the options issued to date were vested as of December 31, 2005. The Company issued options to purchase 850,000 share of common stock at a strike price of $2.00 per share during 2005. These options had a fair value of $1.45 per share at the grant date. The fair value of options issued in 2005 was calculated at the date of grant using the Black-Scholes pricing model with the following weighted- average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted- average expected life of options of 5 years; and a 60% volatility factor. Options issued during 2005 to employees had a fair value of $1.45 per share. There were no options issued before the Plan’s inception in August 2005.

During the three months ended March 31, 2006, the Company issued options to purchase 210,000 shares of common stock at a strike price of $2.00 per share. Using the Black-Scholes pricing model with the following weighted-average assumptions for the year ended December 31, 2005: risk free interest rate of 4.25%; dividend yield of 0%; weighted-average expected life of options of 5 years; and a 60% volatility factor, management estimated the fair market value of the grant to be $1.20 per share. Management estimated the volatility factor based on an average of comparable companies.

A summary of activity in common stock options for the three months ended March 31, 2006 and year ended December 31, 2005 are as follow:

		Range of	Weighted-Average
	Shares	Exercise Prices	Exercise Price
Options granted at plan inception	850,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	(70,000)	$2.00	$2.00
Options outstanding, December 31, 2005	780,000	$2.00	$2.00
Options granted	210,000	$2.00	$2.00
Options exercised	-	-	-
Options forfeited	(80,000)	$2.00	$2.00
Options outstanding, March 31, 2006	910,000	$2.00	$2.00
Add: Available for issuance	770,478
Total available under plan	1,680,478

The following is a summary of options outstanding and exercisable at March 31, 2006:

Outstanding			Vested and Outstanding
Number of Shares Subject to Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Vested Shares	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
910,000	9.5	$2.00	20,000	9.4	$2.00

At March 31, 2006, there was approximately $1.2 million of unrecognized compensation expense related to unvested share- based awards granted under the Company’s stock option plan. That expense is expected to be recognized over a weighted- average period of 4.8 years.

(11)	Subsequent Events

During May 2006, the Company received a Loan Commitment to refinance the $6.2 million loan due June 30, 2006. The new loan will be for $6.2 million bearing interest at Prime Rate plus .75 % per annum, and will mature 24 months after closing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The company's Articles of Incorporation and By-laws provide that the company may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Additionally, each of the company’s officers and directors are parties to indemnification agreements with the company pursuant to which they are entitled to indemnification in their capacity as officers of the company to the fullest extent permitted by the NGCL

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Wilson Holdings. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$2,269
Accounting Fees and Expenses	35,000
Legal Fees and Expenses	35,000
Miscellaneous	2,500
Total	$74,769

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
Transactions Prior to Acquisition of Wilson Family Communities, Inc.

During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

Date	Number of Common Shares	Offering Price
October 6, 2005	658,922	$1,126,755

These shares were issued pursuant to the conversion of outstanding indebtedness of the Company to shares of common stock.

Acquisition of Wilson Family Communities, Inc.

In connection with the closing of our acquisition of Wilson Family Communities, Inc., or WFC, on October 11, 2005, we issued 16,804,479 shares of unregistered Common Stock to holders of the capital stock of WFC, in exchange for all issued and outstanding shares of the capital stock of WFC, and reserved for issuance 850,000 shares of common stock pursuant to outstanding options to purchase common stock of WFC pursuant to WFC's 2005 Stock Option/Stock Issuance Plan that were assumed by us.

The options to purchase common stock were all issued under the Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan, which we assumed in connection with the Merger. The options vest over a five year period, are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The outstanding options to purchase our common stock consist of options to purchase 850,000 shares of common stock in the aggregate at $2.00 per share.

The issuance of the shares of our common stock and the reservation of shares of common stock to be issued upon exercise of the options assumed in connection with the Merger was not registered under the Securities Act of 1933, as amended (the "Securities Act"), and the securities issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The securities may not be offered or sold in the United States in the absence of an effective registration statement, or exemption from the registration requirements, under the Securities Act.

These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering. The sales were made to a limited number of purchasers without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

No underwriters were involved in any of the foregoing distributions of securities.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

The Exhibit Index filed herewith is incorporated herein by reference.

(b)	Financial Statement Schedules

Financial Statement Schedules not included below have been omitted because they are not required or not applicable, or because the required information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statements will, as to a purchaser with a time of contract sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on June 29, 2006.

WILSON HOLDINGS, INC.

By:	/s/ Clark Wilson
Clark Wilson, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on June 29, 2006.

Name	Title

/s/ Clark Wilson	President, Chief Executive Officer and Director
Clark Wilson	(Principal Executive Officer)

/s/ Daniel Allen	Executive Vice President, Chief Financial Officer and Secretary
Daniel Allen	(Principal Financial and Accounting Officer)

*	Director
Jay Gouline

*	Director
Michael A. Luigs

*	Director
Sidney Christopher Ney

*	Director
Barry A. Williamson

* By Power-of-Attorney

EXHIBIT INDEX
LIST OF EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated September 2, 2005 by and among the Registrant, Wilson Acquisition Corp., Wilson Family Communities, Inc. and the Major Shareholders listed on Schedule A thereto (filed as Exhibit 2.01 to Registrant’s Current Report on Form 8-K dated September 2, 2005 and incorporated herein by reference)
3.1	Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form 10-SB (SEC File No. 000-23819) (the “Form 10-SB”) and incorporated herein by reference)
3.2	Certificate of Amendment to Articles of Incorporation of Registrant (filed as Exhibit 3.2 to the Form 10-SB)
3.3	Certificate of Amendment to Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference)
3.4	Bylaws of Registrant (filed as Exhibit 3.3 to the Form 10-SB and incorporated herein by reference.
4.1	Specimen certificate for shares of Common Stock of Registrant (filed as Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
5.1+	Opinion of Woodburn and Wedge LLP
10.1	Engagement Letter, dated as of September 14, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.2	Sublease Agreement dated July 11, 2005, by and between Registrant and Tejas Securities Group, Inc. (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.3+	Wilson Family Communities, Inc. 2005 Stock Option/Stock Issuance Plan (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.4	Master Construction Loan Agreement dated September 28, 2005 by and among Registrant and Plains Capital Bank (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.5	Promissory Note dated September 28, 2005 issued by Registrant to PlainsCapital Bank (filed as Exhibit 10.5 to Registrant’s Current Report on Form 8-K dated October 11, 2005 and incorporated herein by reference)
10.6	Securities Purchase Agreement by and among the Registrant and the Purchasers set forth therein (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.7	Registration Rights Agreement by and among the Registrant and the holders of the Registrant’s Convertible Notes (filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.8	Form of Warrant (filed as Exhibit 10.3 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
10.9	Warrant issued by Registrant to Tejas Securities (filed as Exhibit 10.4 to Registrant’s Current Report on Form 8-K dated December 19, 2005 and incorporated herein by reference)
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP.
23.2+	Consent of Woodburn and Wedge (included in Exhibit 5.1).
23.3+	Consent of Rucci, Bardaro & Barrett P.C.
24.1+	Power of Attorney (included in signature page).

+ Previously filed.